      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 1, 2000
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         ------------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                         ------------------------------
                           SPEED RELEASE LOCK COMPANY
             (Exact name of registrant as specified in its charter)

           DELAWARE                        3429                    75-2674927
 (State or other jurisdiction        (Primary Standard          (I.R.S. Employer
     of incorporation or                Industrial           Identification Number)
        organization)           Classification Code Number)

                           2603 SOUTHWELL, SUITE 103
                              DALLAS, TEXAS 75229
                                 (972) 488-6848
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                           STEVE BEDOWITZ, PRESIDENT
                           SPEED RELEASE LOCK COMPANY
                           2603 SOUTHWELL, SUITE 103
                              DALLAS, TEXAS 75229
                                 (972) 488-6848
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                         ------------------------------

                                   COPIES TO:

                                JOEL HELD, ESQ.
                           LAWRENCE B. MANDALA, ESQ.
                               ARTER & HADDEN LLP
                          1717 MAIN STREET, SUITE 4100
                              DALLAS, TEXAS 75201
                                 (214) 761-2100
                         ------------------------------

        Approximate date of commencement of proposed sale to the public:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.
                         ------------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective Registration Statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

         TITLE OF EACH CLASS OF                PROPOSED MAXIMUM AGGREGATE                      AMOUNT OF
      SECURITIES TO BE REGISTERED                   OFFERING PRICE(1)                      REGISTRATION FEE
     Common Stock, $.001 par value                     $6,000,120                               $1,584

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended.
                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                SUBJECT TO COMPLETION, DATED             , 2000

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES, IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                     [LOGO]

PROSPECTUS

                           SPEED RELEASE LOCK COMPANY

                                  COMMON STOCK

                               ------------------

    This is our initial public offering. We are offering a minimum of 1,000,000 and a maximum of 3,000,000 shares of our common stock at an offering price of $1.50 per share. We must sell a minimum of 1,000,000 shares in order for this offering to be completed. If we do not sell at least 1,000,000 shares within 180 days after the date of this prospectus, the offering will terminate and all money paid for shares will be returned to the purchasers, with interest and without deduction. Even if we sell the minimum number of shares, we may not sell the maximum number of shares. All sales proceeds will be held in escrow with Chase Bank of Texas, N.A. until at least 1,000,000 shares have been sold.

    This prospectus also is being furnished to the stockholders of TTI Industries, Incorporated, a Texas corporation, in connection with the proposed distribution by TTI to its stockholders of approximately 1,000,080 shares of our common stock. TTI has declared a dividend payable to holders of record of TTI
common stock at the close of business on [            , 2000]. For every share
of TTI common stock held, a TTI stockholder will receive [0.2455147] shares of our common stock, rounded down to the nearest whole share. This stock dividend will be distributed as soon as practicable after this registration statement becomes effective. Even if our offering is terminated because we do not sell the minimum number of shares, the distribution of our common stock by TTI to its stockholders will occur.

    No action is necessary on the part of the TTI stockholders to receive the shares of our common stock that TTI proposes to distribute. TTI stockholders do not need to pay any consideration to TTI or to us in connection with this distribution. TTI stockholders do not need to surrender any shares of TTI common stock to receive shares of our common stock to be distributed by TTI.

    INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 4 TO READ ABOUT CERTAIN RISKS THAT YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                                                                   MINIMUM                 MAXIMUM
                                          PER SHARE                OFFERING                OFFERING
                                    ----------------------  ----------------------  ----------------------
Public offering price.............          $1.50                 $1,500,000              $4,500,000
Underwriting discounts and
  commissions.....................           $--                     $--                     $--
Proceeds, before expenses, to
  us..............................          $1.50                 $1,500,000              $4,500,000

                            ------------------------

               THE DATE OF THIS PROSPECTUS IS             , 2000.

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
PROSPECTUS SUMMARY..........................................      1

RISK FACTORS................................................      4

FORWARD-LOOKING STATEMENTS..................................      7

TERMS OF THE OFFERING.......................................      7

TERMS OF THE DISTRIBUTION...................................      8

USE OF PROCEEDS.............................................      9

DIVIDEND POLICY.............................................      9

CAPITALIZATION..............................................     10

DILUTION....................................................     11

SELECTED FINANCIAL DATA.....................................     12

FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION.........     13

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS.................................     14

OUR BUSINESS................................................     17

OUR MANAGEMENT..............................................     22

CERTAIN TRANSACTIONS WITH MANAGEMENT........................     23

PRINCIPAL STOCKHOLDERS......................................     24

DESCRIPTION OF SECURITIES...................................     24

PLAN OF DISTRIBUTION OF OFFERED SHARES......................     26

SHARES ELIGIBLE FOR FUTURE SALE.............................     27

LEGAL MATTERS...............................................     28

EXPERTS.....................................................     28

WHERE YOU CAN FIND MORE INFORMATION.........................     28

INDEX TO FINANCIAL STATEMENTS...............................    F-1

                             IMPORTANT INFORMATION

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF OUR COMMON STOCK.

                            ------------------------

    "Speed Release-Registered Trademark-" is a registered trademark and "Speed Release Gun Lock-TM-" is a trademark of Speed Release Lock Company. This prospectus also contains the trademarks and service marks of other companies that are the property of their respective owners.

                               PROSPECTUS SUMMARY

    BECAUSE THIS IS ONLY A SUMMARY, IT DOES NOT CONTAIN ALL THE INFORMATION THAT MAY BE IMPORTANT TO YOU. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, ESPECIALLY THE SECTION CAPTIONED "RISK FACTORS" AND THE FINANCIAL STATEMENTS AND NOTES, BEFORE DECIDING TO INVEST IN OUR COMMON STOCK.

OUR BUSINESS

    We manufacture and sell the Speed Release Gun Lock, a reliable, safe, low cost firearm lock designed to prevent the unauthorized use of firearms, including unintentional discharge by children. Our product maximizes the user's ability to operate the device quickly in an emergency situation through the use of instant keyless access, while at the same time prohibiting the unauthorized use of the firearm.

    The Speed Release Gun Lock is constructed of a high impact polymer and securely covers the trigger guard of most guns and rifles with no modifications to the firearm. It uses a fully programmable four-digit security code with over 38,000 potential combinations. Once locked around the trigger and trigger guard of a firearm, the lock will not release until the correct code is entered on the lighted touchpad. To prevent tampering, the Speed Release Gun Lock automatically shuts down for fifteen minutes after six incorrect codes have been entered.

OUR MARKET OPPORTUNITY

    There are two categories of products currently available that reduce the risk of firearm misuse--gun safes and gun locks. While firearm safes offer a high level of security from both theft and unauthorized use, they are relatively expensive and do not allow for immediate access in a situation requiring emergency availability of a weapon for personal protection. Other gun locks available today include keyed locks, tumbler locks, ring locks, as well as gun locks that require a large financial expenditure and extensive gun modification. Locks requiring a key or ring to unlock them may not permit ready access or safety, as the key or ring may be lost, or may be found by an unauthorized user. Locks requiring gun modification can be costly, demand technical knowledge to operate, and increase the number of parts to be stocked by retailers and dealers.

    Because of the rise of firearm violence, the number of children involved in violence, and accidents with handguns and rifles, there has been increased interest in requiring measures to prevent unauthorized use of firearms. In 1999, legislation was introduced in both the U.S. House of Representatives and the Senate that would, if enacted into law, require a gun lock to be sold along with every new firearm. Some states already require gun locks on newly purchased firearms. In addition, a number of states have passed laws requiring firearm owners to safely store their firearms and to prevent children from gaining access to them. This type of legislation is likely to heighten awareness of trigger-locking mechanisms like the Speed Release Gun Lock.

OUR GROWTH STRATEGY

    Our objective is to be a leading provider of reliable, safe, cost-effective firearm locks, and to develop additional consumer products based upon the Speed Release Gun Lock, such as bicycle locks, luggage locks, boat locks, and ski locks. We intend to pursue this objective by:

    - capitalizing on present, pending and proposed state and federal legislation requiring gun locks and other firearm safety devices;

    - expanding our sales and marketing efforts;

    - increasing our inventory and strengthening our relationship with distributors, retailers and manufacturers; and

    - continuing to provide high levels of consumer satisfaction.

    Our principal executive offices are located at 2603 Southwell, Suite 103, Dallas, Texas 75229, and our telephone number is (972) 488-6848. Our website address is www.speedreleasegunlock.com. The information contained in our website does not constitute part of this prospectus.

THE OFFERING AND THE DISTRIBUTION

Common stock outstanding..................  10,000,080 shares

Common stock being offered by us..........  3,000,000 shares (maximum)
                                            1,000,000 shares (minimum)

Offering price............................  $1.50 per share

Common stock to be outstanding after the
  offering................................  13,000,080 shares (maximum)
                                            11,000,080 shares (minimum)

Common stock being distributed by TTI to
  its stockholders........................  1,000,080 shares

Use of proceeds...........................  We intend to use the net proceeds of this offering for inventory; sales and
                                            marketing; research and development; and
                                            working capital and general corporate
                                            purposes. The distribution of our shares
                                            by TTI to its stockholders will not
                                            result in any proceeds to us.

Risk factors..............................  This investment involves a high degree of risk. You should purchase shares only
                                            if you can afford a complete loss of
                                            your investment.

SUMMARY FINANCIAL DATA

    The following summary financial data has been derived from our audited and unaudited financial statements and the notes to those statements included in this prospectus beginning on page F-1. You should read the following summary financial data together with the sections of this prospectus entitled "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes thereto included elsewhere in this prospectus.

    All references to us in this prospectus concerning matters prior to March 2000 refer to our predecessor, Speed Release Lock Company, a Texas corporation. Net loss per share in the following table is based upon weighted average common shares outstanding of 10,000,080 and has been restated to reflect our present capitalization.

                                                                                     FOR THE PERIOD
                                                                                     FROM INCEPTION
                                                   YEAR ENDED DECEMBER 31,         (AUGUST 29, 1996)
                                             -----------------------------------        THROUGH
                                                1997         1998        1999      DECEMBER 31, 1999
                                             -----------   ---------   ---------   ------------------
STATEMENT OF OPERATIONS DATA:
Net sales..................................  $    87,192   $ 217,634   $ 175,027       $   479,853
Cost of sales..............................       73,139     203,405     215,769           492,313
General and administrative expenses........    1,228,244     602,841     787,107         2,713,650
                                             -----------   ---------   ---------       -----------
Operating loss.............................   (1,214,191)   (588,612)   (827,849)       (2,726,110)
                                             -----------   ---------   ---------       -----------
Other income (expense).....................     (120,743)   (108,747)   (153,500)         (382,990)
                                             -----------   ---------   ---------       -----------
Net loss...................................  $(1,334,934)  $(697,359)  $(981,349)      $(3,109,100)
                                             ===========   =========   =========       ===========
Net loss per share.........................  $      (.13)  $    (.07)  $    (.10)
                                             ===========   =========   =========

                                                         DECEMBER 31,    DECEMBER 31,    DECEMBER 31,
                                                             1997            1998            1999
                                                         -------------   -------------   -------------
                                                          (UNAUDITED)
BALANCE SHEET DATA:
Current assets.........................................   $   277,743     $   252,614     $   583,823
Property, plant and equipment, net.....................        74,618          42,147          47,563
Total assets...........................................       422,431         390,507         698,898
Total liabilities......................................     1,842,823       1,583,258       1,612,216
Retained earnings (accumulated deficit)................       (95,458)     (2,127,751)     (3,109,100)
Total stockholders' equity (deficit)...................    (1,420,392)     (1,192,751)       (913,318)

                                  RISK FACTORS

    YOU SHOULD CONSIDER CAREFULLY THE FOLLOWING RISK FACTORS AND ALL OTHER INFORMATION CONTAINED IN THIS PROSPECTUS BEFORE YOU DECIDE WHETHER TO PURCHASE OUR COMMON STOCK. INVESTING IN OUR COMMON STOCK IS SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK. ANY OF THE FOLLOWING RISKS, AS WELL AS OTHER RISKS AND UNCERTAINTIES THAT ARE NOT YET IDENTIFIED OR THAT WE CURRENTLY BELIEVE ARE IMMATERIAL, COULD HARM OUR BUSINESS, FINANCIAL CONDITION AND OPERATING RESULTS, COULD CAUSE THE TRADING PRICE OF OUR COMMON STOCK TO DECLINE AND COULD RESULT IN A COMPLETE LOSS OF YOUR INVESTMENT. PLEASE SEE "FORWARD-LOOKING STATEMENTS" IMMEDIATELY FOLLOWING THIS SECTION OF THE PROSPECTUS.

RISKS RELATED TO OUR BUSINESS

WE ARE A DEVELOPMENT STAGE COMPANY WITH A LIMITED OPERATING HISTORY.

    Speed Release Lock Company is a Delaware company that was recently formed to merge with Speed Release Lock Company, a Texas corporation formed in August 1996. We are a development stage company with a limited history of operations. Since August 1996 we have been engaged primarily in the development, testing and initial marketing of the Speed Release Gun Lock, our sole product, and in the development of a plan of operation for our business. Given our limited operating history, it may be difficult for you to evaluate our prospects. The likelihood of our success must be considered in light of the uncertainties, expenses, difficulties and delays frequently encountered in connection with the development of a new business.

WE HAVE A HISTORY OF LOSSES AND AN ACCUMULATED DEFICIT.

    Since inception, we have incurred significant operating losses. As of December 31, 1999, we had an accumulated deficit of approximately $3,109,100. We incurred losses of $981,349 and $697,359 for the years ending December 31, 1999 and 1998, respectively. We cannot assure you that we will ever achieve or sustain profitability or that our operating losses will not increase in the future. If we do achieve profitability, we cannot be certain that we can sustain or increase profitability in the future. If we are unable to do so and are unable to raise additional capital, we could be required to discontinue operations and you could lose the entire amount of your investment.

WE MAY NEED ADDITIONAL CAPITAL FINANCING IN THE FUTURE.

    We have experienced negative cash flows from operations since our inception and have financed our operations principally through capital contributions and loans from our principal stockholder, Steve Bedowitz. We anticipate that the proceeds from this offering, together with projected cash flows from operations will be sufficient to fund our operations for the next twelve months. Thereafter, we may be required to seek additional financing. We cannot be certain we will be able to obtain additional financing on reasonable terms or at all. If we are unable to obtain additional financing, we may not be able to expand, develop our products or respond to favorable acquisition opportunities and we may be forced to curtail our existing activities or cease operations. If we do obtain additional financing through the issuance of additional equity securities, your investment in us could be diluted. If we incur additional indebtedness, we will be subject to many risks, including the possibility of having insufficient cash flow for debt repayment.

WE HAVE OUTSTANDING DEBT AND IF WE ARE UNABLE TO GENERATE REVENUES OR OTHERWISE
  FINANCE DEBT REPAYMENT WE COULD BE SUBJECT TO LAWSUITS OR JUDGMENTS.

    We have outstanding debt of approximately $300,000 under a line of credit and $10,000 under a note payable to the North Dallas Bank and Trust Co., which matures in August of 2000. In addition, we have a note payable outstanding to our principal stockholder, Steve Bedowitz, in the principal amount of $742,479 as of December 31, 1999. Our current rate of revenue generation is insufficient to enable us to repay our indebtedness upon maturity. In the event some of this indebtedness is not converted to equity or extended, and we are unable to otherwise finance our payment of this indebtedness, we could become subject to lawsuits or judgments that could adversely affect our ability to raise additional capital or to remain viable.

OUR SUCCESS DEPENDS UPON MARKET ACCEPTANCE OF A SINGLE PRODUCT.

    Until we develop new products, virtually all of our revenue will be derived from the sale of the Speed Release Gun Lock. From our inception to December 31, 1999, our net sales of this product have totaled $479,853. We base our belief on the existence of a large and expanding market for our product in part on changing trends, including the recent publicity given to the need for gun safety and the existence of legislative proposals requiring gun locks on all new guns sold. If consumer demand does not develop, it will have a material adverse affect on our business, prospects, financial condition and operating results. We cannot assure you that either the Speed Release Gun Lock or any new product we develop will attain market acceptance.

OUR SUCCESS DEPENDS ON OUR ABILITY TO PROTECT OUR PROPRIETARY RIGHTS IN OUR
  TECHNOLOGY.

    We have a U.S. patent to protect our rights in our electronic trigger locking mechanism and a registered trademark to protect our rights in our "Speed Release" mark. We believe these rights to be important to our success; however, we cannot guarantee that we will have the resources to enforce them. Litigation to enforce our rights, if necessary, will be expensive, divert management resources and may not adequately protect our product. Our inability to protect our proprietary technology could have a material adverse effect on our business.

OUR SUCCESS DEPENDS ON RETAINING OUR CURRENT KEY PERSONNEL AND ACQUIRING
  ADDITIONAL PERSONNEL.

    Our success will depend largely on the continuing efforts of our president, Steve Bedowitz. Our business may be adversely affected if the services of Mr. Bedowitz become unavailable to us. In addition, increasing the volume in sales of our Speed Release Gun Lock will require the implementation of a successful advertising and marketing plan. We will need to hire additional qualified sales, advertising and marketing staff to enable us to achieve market penetration with our product. We cannot assure you that we will be able to successfully identify, attract, hire and retain additional personnel in a timely and effective manner.

TTI STOCKHOLDERS MAY INCUR TAX LIABILITY ON SHARES DISTRIBUTED IN THE ABSENCE OF
  LIQUIDITY IN SUCH SHARES.

    The TTI stockholders may incur income tax liability as a result of the distribution of our common stock. A public market for our common stock does not currently exist. As a result, it may be difficult for persons receiving shares in the distribution to sell shares of our common stock in order to cover any tax liabilities that may result from the distribution.

RISKS RELATED TO OUR INDUSTRY

OUR PRODUCT WILL COMPETE WITH A NUMBER OF OTHER PRODUCTS THAT INCREASE GUN
  SAFETY.

    The Speed Release Gun Lock will compete with other types of gun locks including simple key locks, and with gun safes and other products that promote gun safety. While key locks do not offer the gun owner the ability to quickly unlock the gun, many are less expensive than the $20-$30 current retail price for our lock and therefore, such types of locks may be preferred by certain consumers. Box locks and gun safes also do not contain our product's features; however, our product will also compete with these products. Some of our competitors have substantially greater resources than we do and have made substantial investments in competing products. There can be no assurance that we can compete against larger entities.

OUR PRODUCT COULD BE RENDERED OBSOLETE BY TECHNOLOGICAL ADVANCES OR EVOLVING
  INDUSTRY STANDARDS.

    In order to remain competitive, we must respond effectively to technological changes by continuing to enhance and improve our product to incorporate emerging or evolving standards and meet changing customer requirements. If we do not enhance and improve our product, our sales and financial results could be materially adversely affected and all or some portion of our inventory may be rendered obsolete. Our operating results could fluctuate as a result of the amount, timing and market acceptance of both the Speed Release Gun Lock and any new products introduced by us or our competitors.

THE ENACTMENT OF GUN SAFETY LEGISLATION OR REGULATIONS COULD IMPACT OUR
  BUSINESS.

    The federal government is currently considering legislation that would require the sale of a gun lock with every purchase of a handgun in the United States. Several state governments have enacted legislation that requires a gun lock to be sold with every new handgun. We cannot, however, rely upon the passage of any type of gun safety legislation to create a market for our product. Furthermore, the possibility exists that our product may not comply with future regulations that may be imposed on gun locks. For example, state or federal laws may require that all gun locks meet specifications that our product may be unable to attain. Maryland has enacted legislation that requires all handguns sold in that state beginning January 1, 2003 contain gun locks built into the gun itself. Enactment of similar laws elsewhere could harm our future sales.

RISKS ASSOCIATED WITH THE OFFERING

THIS OFFERING OF OUR SHARES WILL NOT BE UNDERWRITTEN.

    This offering will not be underwritten, and there are no commitments to purchase any of the offered shares, nor can we predict how many, if any, of the shares will be sold. There may not be an orderly distribution network developing for the shares. This may have a negative effect on the price of our securities following this offering and on your liquidity in the shares. Further, we may fail to raise sufficient funds in the offering to adequately cover our expenses and permit us to implement any portion of our business plan.

THERE IS NO PUBLIC MARKET FOR OUR STOCK.

    Prior to this offering and distribution, there was no public market for our securities and we do not anticipate that such a market will develop as a result of these issuances. Our securities are not listed on any stock exchange or on the Nasdaq National Market System or SmallCap Market, nor do we meet the eligibility requirements for any of these. No market makers currently make a market in our securities. We do not expect that an active public market for our stock will develop in the near future. With the lack of an active public market for our stock, your ability to sell our securities will be limited and you could be required to hold them for an indefinite period of time.

OUR DETERMINATION OF THE PUBLIC OFFERING PRICE WAS NOT BASED ON A MARKET PRICE.

    Because there has been no prior public trading market for our common stock, the initial public offering price of the common stock has been determined by us and is not necessarily related to our asset value, net worth or other criteria of value. The factors considered in determining the offering price include an evaluation by management of the history and prospects for the industry in which we compete and our earnings prospects.

ADDITIONAL SALES PRACTICES IMPOSED UPON BROKER-DEALERS THAT SELL LOW PRICED
  SECURITIES COULD ADVERSELY AFFECT THE MARKET FOR OUR SHARES.

    The Securities and Exchange Commission has adopted regulations concerning low priced securities or "penny stocks." The regulations define a penny stock to be any equity security that has a market price (as defined) of less than $5.00 per share, subject to certain exceptions. For transactions covered by these regulations, a broker-dealer intending to sell to persons other than established customers or accredited investors must make a special suitability determination for the purchaser and must have received the purchaser's written consent to the transaction prior to the sale. These additional burdens may discourage broker-dealers from effecting transactions in our common stock and could limit our market liquidity and your ability to sell in the secondary market. In addition, it is unlikely that any bank or financial institution will accept penny stock as collateral.

WE DO NOT INTEND TO REGISTER THIS OFFERING IN ALL OF THE STATES.

    We will register this offering in a limited number of states, which will make it difficult or impossible for you to resell our stock in states in which the offering is not registered.

OUR PRINCIPAL STOCKHOLDER WILL RETAIN VOTING CONTROL FOLLOWING THE OFFERING AND
  DISTRIBUTION.

    Upon completion of the offering and the distribution, assuming all of the offered shares are sold, Steve Bedowitz, our President and largest stockholder, will own an aggregate of 8,100,000 shares of common stock, representing a total of approximately 62.3% of our outstanding common stock. As a result, Mr. Bedowitz will be in a position to determine the outcome of elections of our directors and many other matters requiring the vote of our stockholders.

THE LIQUIDITY OF OUR COMMON STOCK IS UNCERTAIN BECAUSE IT HAS NOT BEEN PUBLICLY
  TRADED.

    There has not been a public market for our common stock. We cannot predict the extent to which investor interest in our company will lead to the development of an active, liquid trading market. Active trading markets generally result in lower price volatility and more efficient execution of buy and sell orders for investors. The initial public offering price may bear no relationship to the price at which the common stock will trade upon completion of this offering. See "PLAN OF DISTRIBUTION OF OFFERED SHARES" for a discussion of the factors considered in determining the initial public offering price.

                           FORWARD-LOOKING STATEMENTS

    This prospectus contains forward-looking statements that involve risks and uncertainties. Some of these statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by the use of forward-looking words such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of such terms or other comparable terminology. You should read statements that contain these words carefully because they discuss our future expectations, certain projections of our future results of operations or financial condition or state other "forward-looking" information. We believe that it is important to communicate our future expectations to you. However, there may be events in the future that we cannot accurately predict or control. The factors listed above in the section captioned "Risk Factors," as well as cautionary language in this prospectus, provide examples of risks and uncertainties that could cause our actual results to differ materially from those we expect as described by these forward-looking statements. Before you invest in our shares, you should be aware that the occurrence of events described in these risk factors and elsewhere in this prospectus could have a material adverse effect on our business, operating results and financial condition.

                             TERMS OF THE OFFERING

OFFERING PRICE

    Each share of common stock sold in the offering is priced at $1.50. Purchasers are required to purchase a minimum of 100 shares. Therefore, each purchaser of shares in this offering will purchase at least $150 of our common stock.

SHARES OFFERED; THE OFFERING

    We are offering a total of 3,000,000 shares for sale in the offering. The shares will be offered exclusively by our officers and directors without the payment of any sales commissions or any other fees to any person. The offering period will terminate on the earlier to occur of (i) the close of business on or (ii) the date all of the shares in the offering are sold, provided that we may extend the offering period once for a maximum of 30 additional days. The offering is conditioned upon the sale of at least 1,000,000 shares. Until 1,000,000 shares have been sold, all proceeds from the offering will be held in escrow. There can be no assurance that any or all of the shares will be sold in the offering. SUBSCRIPTIONS FOR SHARES WILL BE IRREVOCABLE. See "PLAN OF DISTRIBUTION OF OFFERED SHARES."

                           TERMS OF THE DISTRIBUTION

BACKGROUND AND REASONS FOR THE DISTRIBUTION

    On October 5, 1999, we entered into a Stock Purchase and Exchange Agreement with TTI Industries, Incorporated and Mr. Steve Bedowitz. Pursuant to this agreement, among other things, (i) Mr. Steve Bedowitz, our president and majority stockholder, purchased an option for $40,000, which is exercisable upon 60 days prior written notice, to purchase 165,000 shares of TTI's common stock at a purchase price of $.01 per share; (ii) TTI acquired 10% of our common stock in exchange for 9.9% of TTI's common stock; (iii) TTI obtained the right for a period of 180 days to demand that we file, at our expense, this registration statement with the Securities and Exchange Commission with respect to the shares of our common stock owned by TTI, provided however, that TTI, in exercising this right, is limited to distributing those shares only to its stockholders (and may not sell these shares in the open market); and (iv) if TTI had not exercised its right to demand registration within 180 days from the date of the Stock Purchase and Exchange Agreement, we could have rescinded the transaction and reacquired our shares in return for the TTI shares we acquired. TTI timely notified us that it was exercising its rights to demand registration and requested that we file this registration statement with respect to these shares. We have therefore taken steps to register the proposed distribution by TTI to its stockholders of up to 1,000,080 shares of our common stock currently held by TTI, including the filing of this prospectus and the accompanying registration statement with the Securities and Exchange Commission.

MANNER OF EFFECTING THE DISTRIBUTION

    TTI currently holds 1,000,080 shares of our common stock. TTI has declared a dividend payable to the holders of record of TTI's common stock at the close of
business on             , 2000. As of such date, there were [4,073,401] shares
of TTI common stock outstanding. The dividend will result in TTI stockholders receiving [0.2455147] shares of our common stock, rounded down to the nearest whole share, for every share of TTI common stock held by them. This ratio was selected in order to achieve as closely as possible TTI's goal of distributing all of our shares held by TTI and will result in the distribution of approximately 1,000,080 shares. We expect the stock dividend to be effected by
TTI on or about             , 2000. TTI will notify us or             , which
will act as our transfer agent, as to the names and holdings of each new shareholder of record. Our transfer agent will begin to mail certificates representing shares of our common stock to the TTI stockholders entitled to the distribution, as soon as practicable after the effective date of this registration statement.

    In the distribution, TTI will distribute all but a few of the shares of our common stock now held by it to its stockholders. TTI stockholders will not pay any consideration to TTI or to us in connection with this distribution nor do they need to surrender any shares of TTI common stock to receive their shares of our common stock. This distribution will not result in any proceeds to us.

                                USE OF PROCEEDS

    THE OFFERING. We estimate that our net proceeds from the sale of the common stock will be approximately $1,305,000 if the minimum number of shares offered (1,000,000) the ("Minimum Offering") is sold and $4,305,000 if the maximum number of shares offered (3,000,000) (the "Maximum Offering") is sold, after deducting estimated offering expenses of $195,000. The primary purposes of the offering are as follows:

    - to manufacture inventory;

    - to expand our sales and marketing activities;

    - to conduct research and development;

    - to retire our $300,000 bank indebtedness;

    - to create a public market for our common stock; and

    - to facilitate our future access to public capital markets.

    We intend to use the net proceeds from this offering as follows:

                                         APPLICATION OF             APPLICATION OF
                                        NET PROCEEDS FROM          NET PROCEEDS FROM
                                        MINIMUM OFFERING           MAXIMUM OFFERING
                                      ---------------------      ---------------------
                                        AMOUNT     PERCENT         AMOUNT     PERCENT
                                      ----------   --------      ----------   --------
Inventory...........................  $  150,000     11.5%       $  350,000      8.1%
Sales and marketing.................     475,000     36.4%        2,405,000     55.9%
Repayment of indebtedness...........     300,000     23.0%          300,000      7.0%
Research and development............     230,000     17.6%          650,000     15.1%
Working capital and general
  corporate purposes................     150,000     11.5%          600,000     13.9%
                                      ----------    -----        ----------    -----
    Total...........................  $1,305,000    100.0%       $4,305,000    100.0%
                                      ==========    =====        ==========    =====

    The table above represents our best estimate of the allocation of the net proceeds of the offering, based upon the current status of our operations, our current plans and current economic conditions. The amount and timing of expenditures will vary depending upon a number of factors, including progress of our operations, technical advances, terms of collaborative arrangements and changes in competitive conditions. We reserve the right to change the amount of the net proceeds that will be used for any purpose to the extent that management determines that a change is advisable. Accordingly, management will have broad discretion regarding the application of the net proceeds of the offering.

    Pending application of the net proceeds of the offering, we intend to invest the net proceeds in short-term, interest bearing investments, such as bank certificates of deposit, United States government obligations and money market instruments.

    THE DISTRIBUTION. In the distribution, TTI will distribute almost all of its shares of our common stock to its stockholders. TTI stockholders do not need to pay any consideration to TTI or to us in connection with this distribution nor do they need to surrender any shares of TTI common stock to receive their shares of our common stock. This offering will not result in any proceeds to us and the distribution of the shares will not produce any additional capital for us.

                                DIVIDEND POLICY

    We have never declared or paid any cash dividends on our common stock, and we do not anticipate paying cash dividends on our common stock in the foreseeable future. Our current policy is to retain earnings to finance our operations and fund the development and growth of our business. Future declaration and payment of dividends, if any, will be determined based on the then-current conditions, including our earnings, operations, capital requirements, financial condition, and other factors the board of directors deems relevant.

                                 CAPITALIZATION

    The following table sets forth our capitalization at December 31, 1999, and as adjusted to give effect to the sale of the Minimum Offering and the Maximum Offering, after deducting estimated offering expenses. Shares of common stock outstanding have been restated to reflect our present capitalization. This table should be read in conjunction with the financial statements and notes thereto appearing elsewhere in this prospectus.

                                                                                  AS ADJUSTED
                                                                           -------------------------
                                                            ACTUAL           MINIMUM       MAXIMUM
                                                      DECEMBER 31, 1999     OFFERING      OFFERING
                                                      ------------------   -----------   -----------
Long-term liabilities, less current portion.........      $     2,530      $     2,530   $     2,530
                                                          -----------      -----------   -----------
Stockholders' equity (deficit)
  Preferred stock, $.001 par value (no shares
    authorized, issued or outstanding at
    December 31, 1999)..............................               --               --            --
  Common stock, $.001 par value (25,000,000 shares
    authorized, 10,000,080 shares issued and
    outstanding at December 31, 1999; 11,000,080
    shares issued and outstanding as adjusted for
    the Minimum Offering; 13,000,080 shares issued
    and outstanding as adjusted for the Maximum
    Offering).......................................           10,000           11,000        13,000
  Additional paid-in capital........................        1,908,697        3,213,697     6,213,697
  Net unrealized appreciation on available-for-sale
    securities, net of deferred income tax of
    $142,741........................................          277,085          277,085       277,085
  Accumulated deficit...............................       (3,109,100)      (3,109,100)   (3,109,100)
                                                          -----------      -----------   -----------
    Total stockholders' equity (deficit)............         (913,318)         392,683     3,394,682
                                                          -----------      -----------   -----------
    Total capitalization............................      $  (910,788)     $   395,212   $ 3,397,212
                                                          ===========      ===========   ===========

                                    DILUTION

    Our deficit in net tangible book value at December 31, 1999 was approximately $972,929, or $0.10 per share of common stock. Deficit in net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the total number of shares of common stock outstanding. Dilution per share represents the difference between the offering price of $1.50 per share and the net tangible book value per share of common stock, as adjusted, immediately after this offering.

    After giving effect to the sale of the Minimum Offering and after deducting estimated offering expenses, our pro forma net tangible book value at December 31, 1999 would have been $332,071, or $0.03 per share. This represents an immediate increase in pro forma net tangible book value of $0.13 per share to existing stockholders and an immediate dilution of $1.47 per share, or approximately 98% of the offering price, to investors purchasing shares of common stock in the Minimum Offering.

    After giving effect to the sale of the Maximum Offering and after deducting estimated offering expenses, our pro forma net tangible book value at December 31, 1999 would have been $3,332,071, or $0.26 per share. This represents an immediate increase in pro forma net tangible book value of $0.36 per share to existing stockholders and an immediate dilution of $1.24 per share, or approximately 83% of the offering price, to investors purchasing shares of common stock in the Maximum Offering.

    The following tables illustrate this per share dilution at December 31, 1999:

MINIMUM OFFERING
----------------
Initial public offering price...............................          $1.50
  Net tangible book value (deficit) before the Minimum
    Offering................................................  $(.10)
  Increase attributable to new investors....................    .13
                                                              -----
Adjusted pro forma net tangible book value after the Minimum
  Offering..................................................            .03
                                                                      -----
Dilution per share to new investors.........................          $1.47
                                                                      =====
MAXIMUM OFFERING
------------------------------------------------------------
Initial public offering price...............................          $1.50
Net tangible book value (deficit) before the Maximum
  Offering..................................................  $(.10)
Increase attributable to new investors......................   0.36
                                                              -----
Adjusted pro forma net tangible book value per share after
  the Maximum Offering......................................            .26
                                                                      -----
Dilution per share to new investors.........................          $1.24
                                                                      =====

    The following tables summarize on a pro forma basis at December 31, 1999, the number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid to us by existing stockholders and by investors purchasing shares of common stock in the Minimum Offering and the Maximum Offering, before deducting estimated offering expenses:

                  MINIMUM OFFERING
                  ----------------
                                             SHARES PURCHASED          TOTAL CONSIDERATION
                                           ---------------------      ---------------------      AVERAGE PRICE
                                             NUMBER     PERCENT         AMOUNT     PERCENT         PER SHARE
                                           ----------   --------      ----------   --------      -------------
Existing stockholders....................  10,000,080     90.9%       $1,918,697     56.1%           $0.19
New investors............................   1,000,000      9.1%        1,500,000     43.9%            1.50
                                           ----------    -----        ----------    -----
    Total................................  11,000,080    100.0%       $3,418,697    100.0%
                                           ==========    =====        ==========    =====

                  MAXIMUM OFFERING
                  ----------------
                                             SHARES PURCHASED          TOTAL CONSIDERATION
                                           ---------------------      ---------------------      AVERAGE PRICE
                                             NUMBER     PERCENT         AMOUNT     PERCENT         PER SHARE
                                           ----------   --------      ----------   --------      -------------
Existing stockholders....................  10,000,080     76.9%       $1,918,697     29.9%           $0.19
New investors............................   3,000,000     23.1%       $4,500,000     70.1%            1.50
                                           ----------    -----        ----------    -----
    Total................................  13,000,080    100.0%       $6,418,697    100.0%
                                           ==========    =====        ==========    =====

                            SELECTED FINANCIAL DATA

    The following selected financial data should be read in conjunction with the financial statements, the notes to such statements and the information under "Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page 14 of this prospectus. The statement of operations data for the years ended December 31, 1999, 1998 and 1997 and for the period from inception (August 29, 1996) through December 31, 1999 and the balance sheet data at December 31, 1999 and 1998 are derived from our audited financial statements included elsewhere in this prospectus. The selected financial data at December 31, 1997 is unaudited and reflect all adjustments necessary for a fair presentation of that data.

                                                                                       INCEPTION
                                                   YEAR ENDED DECEMBER 31,         (AUGUST 29, 1996)
                                             -----------------------------------        THROUGH
                                                1997         1998        1999      DECEMBER 31, 1999
                                             -----------   ---------   ---------   ------------------
STATEMENTS OF OPERATIONS DATA:
  Revenues.................................  $    87,192   $ 217,634   $ 175,027       $   479,853
  Cost of revenues.........................       73,139     203,405     215,769           492,313
                                             -----------   ---------   ---------       -----------
  Gross profit.............................       14,053      14,229     (40,742)          (12,460)

  Selling, general, and administrative
    expenses...............................    1,228,244     602,841     787,107         2,713,650
                                             -----------   ---------   ---------       -----------
Operating income (loss)....................   (1,214,191)   (588,612)   (827,849)       (2,726,110)
Interest expense...........................     (120,818)   (111,906)   (154,027)         (386,751)
Other income (expense).....................           75       3,159         527             3,761
                                             -----------   ---------   ---------       -----------
Net income (loss)..........................  $(1,334,934)  $(697,359)  $(981,349)      $(3,109,100)
                                             ===========   =========   =========       ===========
Net loss per share(1)......................  $      (.13)  $    (.07)  $    (.10)
                                             ===========   =========   =========

                                                         DECEMBER 31,    DECEMBER 31,    DECEMBER 31,
                                                             1997            1998            1999
                                                         -------------   -------------   -------------
                                                          (UNAUDITED)
BALANCE SHEET DATA:
Current assets.........................................   $   277,743     $   252,614     $   583,823
Property, plant and equipment, net.....................        74,618          42,147          47,563
Total assets...........................................       422,431         390,507         698,898
Total liabilities......................................     1,842,823       1,583,258       1,612,216
Retained earnings (accumulated deficit)................       (95,458)     (2,127,751)     (3,109,100)
Total stockholders' equity (deficit)...................    (1,420,392)     (1,192,751)       (913,318)

------------------------

(1) Based upon weighted average common shares outstanding of 10,000,080. Restated to reflect our present capitalization.

              FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION

    TTI's distribution of our common stock will be a taxable event for federal income tax purposes both for TTI and its stockholders. TTI will recognize taxable gain in an amount equal to the excess of the fair market value of the shares of our stock distributed over TTI's adjusted tax basis of the distributed shares at the time of the distribution.

    The distribution of common stock to a TTI shareholder will be treated as follows (based on the fair market value of the common stock at the time of distribution): (i) first, as a dividend taxable as ordinary income, to the extent of the shareholder's share of any accumulated earnings and profits of TTI for prior years or any earnings and profits of TTI for the current year (computed as of the close of the taxable year of the distribution and without diminution by reason of distributions made during the current taxable year);
(ii) second, as a tax-free return of capital, to the extent of the shareholder's tax basis of his stock in TTI; and (iii) third, as gain from the sale or exchange of property. The tax basis of each share of our stock received by a shareholder of TTI generally will be equal to the fair market value of the stock received by the holder. The holding period for our stock to a TTI shareholder will commence on the distribution date.

    A corporation which is a shareholder of TTI generally will be entitled (subject to special rules, including those set forth in Sections 246 and 1059 of the Internal Revenue Code of 1986, as amended) to a deduction in an amount equal to 70% of the fair market value of our stock received by the corporation in the distribution. Special tax rules may apply with respect to shares of our stock received in the distribution by any shareholder of TTI which has a special status (E.G., a tax-exempt entity or a foreign person or entity).

    TTI will comply with applicable tax reporting (E.G., Form 1099-DIV) and tax withholding rules (for those TTI shareholders, if any, subject to backup withholding on dividends) with respect to the distribution of our stock.

    The shareholders of TTI should consult their own tax advisors with respect to the federal, state and local tax consequences of the distribution as they relate to their personal tax situations.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our financial statements and the notes to the financial statements and the other financial information included elsewhere in this registration statement. In addition to historical information, this Management's Discussion and Analysis of Financial Condition and Results of Operations and other parts of this prospectus contain forward-looking information that involves risks and uncertainties. Our actual results could differ materially from those anticipated by forward-looking information as a result of certain factors, including but not limited to those set forth under "Risk Factors" and elsewhere in this prospectus.

PLAN OF OPERATION

    Speed Release Lock Company was organized in the State of Delaware in March of 2000 for the purpose of merging with Speed Release Lock Company, a Texas corporation formed in 1996. References to us concerning matters prior to March 2000 refer to the Texas company which was merged with and into the Delaware company in March 2000. Both of these companies are sometimes referred to as "the Company" in the following discussion. Speed Release (Texas) was incorporated by our principal stockholder, Steve Bedowitz, in 1996. We subsequently acquired Trigger Block, Inc., a company founded by Jeff Cady, the creator of the Speed Release Gun Lock. In 1997, we began the manufacture and sale of the Speed Release Gun Lock, a keyless, programmable, trigger lock that fits most firearms. We sell the Speed Release Gun Lock through catalogs and retail establishments as well as to law enforcement groups.

    We have not been profitable since inception and expect to incur substantial operating losses over the next twelve months. For the period from inception (August 29, 1996) to December 31, 1999, we incurred a cumulative net loss of approximately $3,109,100 and expect that we will generate losses in the future.

    Our plan of operation for the twelve months following the completion of this offering will consist of activities aimed at:

    - developing additional consumer products based upon the Speed Release Gun Lock, such as bicycle locks, luggage locks, boat locks and ski locks;

    - expanding our sales and marketing efforts; and

    - increasing our inventory and strengthening our relationship with our distributors, retailers, and manufacturers.

RESULTS OF OPERATIONS

    GENERAL. In light of our limited operating history and insignificant total net revenues to date, we believe that period-to-period comparisons of our revenues and operating results, including our gross profit and operating expenses as a percentage of total net revenues, are not necessarily meaningful and should not be relied upon as indications of future performance.

COMPARISON OF YEARS ENDED DECEMBER 31, 1999, DECEMBER 31, 1998, AND
  DECEMBER 31, 1997

    NET REVENUES. Our net revenues for the years ended December 31, 1999, 1998 and 1997 were respectively $175,027, $217,634 and $87,192. These net revenues were the result of sales of our Speed Release Gun Lock. During 1998, our revenues increased $130,442 over 1997, due primarily to a complete year of sales. Our product was not available for sale until July 1997. Net revenues decreased during 1999 by $42,607 due primarily to a price decrease to one of our major retailers and our distributors.

    COST OF PRODUCT SALES. Cost of product sales increased from $73,139 for the year ended December 31, 1997 to $203,405 for the year ended December 31, 1998 due principally to increased sales. Cost of product sales further increased to $215,769 for the year ended December 31, 1999. These increases were principally the result of costs associated with product improvements.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses decreased from $1,228,244 for the year ended December 31, 1997 to $602,841 for the year ended December 31, 1998. The decrease was due primarily to a decrease in salaries, rent and overhead expenses. These expenses increased to $787,107 for the year ended December 31, 1999 due primarily to salaries and business travel expenses, and a writedown of parts and equipment that could not be used after the rework of the lock in 1999.

    INTEREST EXPENSE. Interest expense decreased from $120,818 for the year ended December 31, 1997 to $111,906 for the year ended December 31, 1998, due to a reduction in outstanding debt. Interest expense increased to $154,027 for the year ended December 31, 1999. This fluctuation in interest expense was attributable primarily to the conversion into a capital contribution of $925,000 of indebtedness previously due to our principal stockholder.

    NET LOSS. For the year ended December 31, 1999, our net loss was $ 981,349 or $.10 per share of common stock, as compared to $697,359 or $.07 per share of common stock, for the year ended December 31, 1998. The increased loss in 1999 was primarily attributable to the increased cost of sales and general and administrative expenses described above. Net loss for 1997 was $1,334,934 or $.13 per share of common stock due primarily to general and administrative expenses and start-up expenses.

LIQUIDITY AND CAPITAL RESOURCES

    Since inception, we have financed our operations primarily loans from our principal stockholder, Steve Bedowitz, totaling, in the aggregate advances of $2,785,844 from the Company's inception through December 31, 1999. Of this amount, Mr. Bedowitz forgave $925,000 in 1998, which was reflected as a capital contribution, canceled $900,000 of this debt in 1999 in exchange for 15,000 shares of the Company's common stock, and received repayment of $218,365 of this debt during 1999. The balance of the Company's indebtedness to Mr. Bedowitz as of December 31, 1999 was $742,479.

    At December 31, 1998, we had a stockholders' deficiency of $1,192,751, a working capital deficiency of $1,319,718 and an accumulated deficit since inception of $2,127,751. At December 31, 1999, we had a stockholders' deficiency of $913,318, a working capital deficiency of $1,025,863 and an accumulated deficit since inception of $3,109,100.

    Net cash used in operating activities increased from a loss of $588,214 for the year ended December 31, 1998 to $520,011 for the year ended December 31, 1999, resulting primarily from a decrease in inventory and increase in accrued expenses.

    Cash flows used in investing activities increased from $536 for the year ended December 31, 1998 to $14,439 for the year ended December 31, 1999 primarily resulting from purchases of inventory, molds and computer equipment.

    Net cash provided by financing activities decreased to $535,393 for the year ended December 31, 1999 from $577,247 for the year ended December 31, 1998. The decrease was due primarily to a reduction of outstanding indebtedness.

RECENTLY ISSUED ACCOUNTING STANDARDS

    In June 1997, SFAS No. 130, REPORTING OF COMPREHENSIVE INCOME, was issued. This statement requires that comprehensive income be reported in the basic financial statements. Comprehensive income refers to the change in equity during a period from transactions and events other than investments by and distributions to owners. The Company adopted SFAS 130 during the first quarter of 1998. The Company's only component of comprehensive income is the unrealized appreciation on securities available-for-sale.

    In June 1997, SFAS No. 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION, was issued. This Statement requires that a public business enterprise report financial and descriptive information about its reportable operating segments. The Company adopted SFAS 131 during the first quarter of 1998. The implementation of this standard did not have any impact on the financial position or disclosures of the Company or results of its operations.

    In June 1998, SFAS No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES was issued. Required adoption of the statement was subsequently deferred by SFAS No. 137 until July 1, 2000. SFAS 133 establishes accounting and reporting standards for derivative instruments embedded in other contracts and for hedging activities. The Company expects to adopt the standard on July 1, 2000, and it is not expected to have a significant impact on the financial statements.

FUNDING TO DATE

    Since inception, we have financed our operations principally through capital contributions and loans from Steve Bedowitz, which have been supplemented with borrowings under a credit facility maintained with North Dallas Bank & Trust Co. As of December 31, 1999, we had a working capital deficit of approximately $1,025,863.

    We maintain a $300,000 credit facility with North Dallas Bank & Trust Co. consisting of a revolving line of credit. Borrowings under our revolving credit facility bear interest at 7.52%. At April 1, 2000, our outstanding debt (including interest) under the revolving credit facility was approximately $303,300. This balance, along with additional interest, will be due and payable on August 7, 2000.

    In addition, we owe approximately $10,800 to North Dallas Bank & Trust Co. under a promissory note entered into on January 10, 1997. This promissory note was for $40,000 at a interest rate of 9.75% and was guaranteed by George M. Boyd, Jr., the former President and CEO of Speed Release Texas.

FUTURE FUNDING

    Our capital requirements depend on numerous factors, including market acceptance of our products, the amount of resources we devote to investments in our products, the resources we devote to marketing and selling our products and other factors. We currently anticipate that the net proceeds of the Minimum Offering plus our operating income will be sufficient to meet our anticipated needs for working capital and capital expenditures for the next 12 months. Cash requirements may vary and are difficult to predict due to the nature of the developing markets we target.

    If our operating income together with the proceeds of this Offering are not sufficient to satisfy our financing needs, we will be required to seek additional funding, although there can be no assurance that additional funds, if required, will be available to us. Additional funding options include, but are not limited to the following:

    - Bank borrowings; and

    - Additional public or private sales of our securities, including equity securities.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

    We do not engage in trading market risk sensitive instruments and do not purchase as investments, as hedges, or for purposes "other than trading" instruments that are likely to expose us to market risk, whether it be from interest rate, foreign currency exchange, commodity price or equity price risk. We have not entered into any forward or futures contracts, purchased options or entered into swaps.

                                  OUR BUSINESS

GENERAL

    We are a recently formed Delaware corporation that merged with, and is the successor to, Speed Release Lock Company, a Texas corporation formed in 1996. References to us in this prospectus concerning matters prior to March 2000 refer to our predecessor Texas corporation. We are a development stage company. We have designed, patented and now manufacture and market a reliable, lighted numerical-display gun trigger lock that prevents the use of the gun by unauthorized users. The authorized user of the gun may obtain ready access by entering a correct four-digit security code on the touchpad of the lock to unlock it. Since 1997 we have been marketing the lock through catalogs and directly to certain retail establishments and law enforcement agencies. Our immediate goals are:

    - To increase distribution of our lock with firearm wholesalers and distributors, gun dealers and retail stores;

    - To reduce our product's cost to the consumer;

    - To introduce new locks to the line using existing Speed Release technology, thus spreading operating costs, increasing profitability and enhancing future acceptance in the retail industry; and

    - To increase consumer awareness of the Speed Release Gun Lock brand.

PRODUCT

    The Speed Release Gun Lock is a keyless, programmable, lighted numerical-display trigger lock that fits the trigger guard of most firearms without requiring any modifications to the firearm. Our lock uses a four digit security code which the user programs into the lock. Once locked it will not release until the correct code is entered onto a lighted touchpad that is easily accessible on the face of the lock. As a result, use of the gun by any person who does not know the security code is prevented. To further prevent tampering, our lock shuts down for fifteen minutes after six incorrect codes have been entered.

    The touchpad of the Speed Release Gun Lock has five translucent buttons that illuminate when activated. These buttons are large enough to allow the owner to easily press them quickly in order to open the lock in an emergency situation. There are over 38,000 programmable four-digit codes available for the lock, making it extremely difficult to open without knowing the passcode that the owner selects. Therefore, the Speed Release Gun Lock is resistant to accidentally unlocking if handled by children or other unauthorized persons. It is constructed of a high-density polymer called Celcon that is 14 times stronger than die cast metal. Once the lock is in place, it is virtually tamper resistant and can only be removed by entering the correct code, using extensive force, defacing the weapon and/or lock, or shipping the firearm through a licensed firearms dealer to our headquarters.

    The Speed Release Gun Lock uses a nine volt battery that will last for at least twelve months under normal use. The lock remains locked and the entry code remains stored in the memory of the lock even if the battery becomes depleted. The user can gain access the firearm once the batteries have been replaced and the correct passcode has been entered. The lock currently retails for $20-$30.

MANUFACTURING

    The injection molding for the lock is currently being produced in China by Tomco Engineering. We purchase the electronic components from Arrow Electronics of Minnesota. We believe that an ample supply of raw materials used in the manufacture of our product is available from numerous sources.

INTELLECTUAL PROPERTY

    We own United States patent number 5,713,149, which was issued in February 1998 for the "electronic trigger lock" on which the Speed Release Gun Lock is based. We also own the registered trademark "Speed Release" for our electronic gun trigger lock.

    Our success and ability to compete is dependent on our ability to develop and maintain the proprietary aspects of our technology and operate without infringing on the proprietary rights of others. We rely on a combination of patent, trademark, trade secrets, and copyright law and contractual restrictions to protect the proprietary aspects of our technology. These legal protections afford only limited protection for our technology.

    Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary. Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets, to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement or invalidity. Any such resulting litigation could result in substantial costs and diversion of resources and could have a material adverse effect on our business, operating results and financial condition. There can be no assurance that our means of protecting our proprietary rights will be adequate or that our competitors will not independently develop similar technology. Any failure by us to meaningfully protect our property could have a material adverse effect on our business, operating results and financial conditions.

    To date, we have not been notified that our product infringes the proprietary rights of third parties, but there can be no assurance that third parties will not claim infringement with respect to our current or future products. Any such claims, with or without merit, could be time-consuming to defend, result in costly litigation, divert management's attention and resources, cause product shipment delays or require us to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to us or at all. A successful claim of product infringement against us and our failure or inability to license the infringed technology or develop or license technology with comparable functionality could have a material adverse effect on our business, financial condition and operating results.

MARKETING AND SALES

    The potential market for our products includes owners of handguns, rifles and shotguns. According to statistics provided by the American Firearms Industry, half of all U.S. households own at least one gun. It is estimated that there are well over 200 million guns in the United States. Its most recent estimates indicate that there are 60 - 65 million handguns alone, owned by approximately 30 - 35 million people. Each year the public purchases an average of 2,500,000 additional handguns in the United States.

    The market for the Company's products consists of owners of both new and previously manufactured (or "retrofit") guns. These owners are being led to a greater awareness of gun safety products by a number of recent actions and events, including the pressure placed by President Clinton on Congress to enact gun safety measures and the response by the Senate and House in proposing legislation, the number of lawsuits against gun manufacturers and gun users, the recent, highly publicized shootings by children who were able to gain access to guns and the increase in state and local legislation and regulatory activity. In March 1997, President Clinton directed all federal agencies to equip their handguns with child safety locks.

    The Company believes that these measures, together with state laws requiring firearm owners to safely store firearms and to prevent children from gaining access to them, will increase demand for our product among both current and potential gun owners. We anticipate that gun owners will increasingly either be required to have or will desire to purchase some form of firearm safety product and that the gun lock business will grow as a result.

    Our advertising will be directed to increasing public awarness of the Speed Release Gun Lock and the advantages of our product over the gun locks currently on the market. We plan to distribute the Speed Release Gun Lock through individual firearms dealers, national retailers, catalogs and the internet.

OUR COMPETITION

    The Speed Release Gun Lock competes with a number of products that reduce the risk of firearm misuse. These products include other types of gun locks and gun safes. Some of these products are more widely known and less expensive than the Speed Release Gun Lock.

    KEY TRIGGER LOCKS/COMBINATION TRIGGER LOCKS.

    The first trigger lock marketed was a built-in key lock. To use the gun, the key must first be located, which might waste precious time in an emergency. In addition, the gun may be used by anyone who can find the key, including curious children. More recent versions of trigger locking devices use combination padlocks or combination built-in locks. These combination locks are operated by turning three wheels with numbers visible on the edge of each wheel. When the numbers are properly lined up, the lock can be opened. Turning the wheels can be difficult, however, and proper alignment is difficult to accomplish quickly or in the dark. Another inexpensive trigger lock has no lock at all, but simply clamps on the trigger guard by turning a security nut. These trigger locks have the common failing that they cannot be opened quickly. Some of these locks are less expensive than our lock, however, with retail prices of $5-$20. Despite their failings, key locks presently dominate our industry.

    GRIP LOCKS

    Another type of lock used for handguns is the grip lock or gun safety lock. This consists of a mechanical combination lock that when engaged locks the "safety" of the handgun in the "no fire" position preventing the gun from being fired. To unlock the gun, the user enters a combination by pressing pre-programmed buttons the correct number of times. This lock is currently more expensive than our trigger lock (average retail is $70-$90 plus installation), and is available only for handguns.

    MAGNETIC RING LOCKS.

    These devices are contained in the frame of the handgun under the grip and have a lever or levers that block the firing action of the gun. The gun remains locked until a properly oriented magnet, usually contained in a ring worn on the user's finger, is put near the magnet in the locking mechanism. The opposing or attracting forces of the two magnets cause the locking lever to move out of the way and allow the gun to be fired. These devices require modification to the gun and must be installed by a gunsmith at an approximate cost of $350 to $400 per gun. The gun owner is required to wear a magnet ring whenever he may want to use his gun. These devices are currently available only for a limited number of handgun models and have not gained any significant market share despite having been generally available for a number of years.

    BOX LOCKS.

    Box locks and gun safes are effective security devices in limiting access to guns. They are expensive, however, with the lowest priced models retailing for $70-$90 and the more expensive selling for several hundred dollars. The size and general unattractiveness of box locks result in many owners storing the box out of sight and general accessibility. Therefore the box lock, and the gun stored inside of it, may not be easily reached by the owner in an emergency. We anticipate competition from these devices only among consumers that are not concerned about quick access to their firearms.

    SMART LOCKS

    These are electronic locks that "read" a coded device worn by the user, similar to a proximity reading device found in some security door locks. They are very expensive, and questions have been raised related to their reliability. To the best of our knowledge they are not yet widely available. While these devices may have some applications of a very limited scope, we do not consider these devices to be a competitive threat, due to their expense. They do not appear to be adaptable to the retrofit market.

    THE SPEED RELEASE GUN LOCK

    We believe that we will be able to successfully compete with our competitors because of the superior features of our product. The Speed Release Gun Lock is easier to use in an emergency situation than these competing products because it is easy to remove through a programmable code that only the owner of the firearm knows. This makes access to the firearm efficient. Research has shown that most gun owners want easy access to their firearms for personal protection. The Speed Release Gun Lock provides easy access to a firearm in total darkness without keys. It therefore meets the needs that customers have identified as important in a firearm locking device. Prior trigger lock technology including keyed locks and tumbler locks are seldom used to lock guns used for personal protection. They are, however, used to lock guns that are stored away and not used except to hunt and/or collect. In addition, conventional key and tumbler locks are often purchased by firearm owners because they would rather pay less for a simple lock than pay several hundred or thousands of dollars for a large safe or for expensive modifications to their firearms. While the Speed Release Gun Lock is slightly more expensive than some key locks, at $20-$30 per lock, it is still easily affordable and provides a reasonable alternative.

LEGISLATION AND REGULATION

    With the media coverage of the recent school shootings in places like Littleton, Colorado; Paducah, Kentucky; and Springfield, Oregon, there is increased attention focused on the access children have to firearms. This has resulted in calls for legislation at both the state and federal level. One suggested answer to the problem is to have trigger locks on all guns sold or stored in the home.

    PENDING FEDERAL LEGISLATION

    The Senate passed the Senate Juvenile Justice Bill in May of 1999, that would, among other things, require gun safety devices to be sold with all handguns and would limit the liability of gun owners who use a gun lock if their firearm is stolen and used to commit a crime. This same bill also would require a three-day waiting period for handgun sales at gun shows. Congress is currently negotiating compromise legislation that will likely incorporate provisions of this bill and provisions of a House Juvenile Justice Bill also passed in the summer of 1999. While there can be no assurances as to what terms the final legislation will contain, several legislators and news commentators have indicated that the primary obstacle to the adoption of final legislation is the required waiting period for handgun sales at gun shows. According to a recent CNN report, Senate Majority Leader Trent Lott proposed that Congress enact certain segments of the juvenile justice bill that have broad support, including requirements for child safety locks. This same report cited Senator Orrin Hatch and Representatives Henry Hyde and John Congers as supporting compromise efforts following President Clinton's call to end the impasse over the gun show language.

    CURRENT STATE LEGISLATION

    The following seventeen states currently have "Child Access Prevention" or "Safe Storage" laws: California, Connecticut, Delaware, Florida Hawaii, Iowa, Illinois, Maryland, Massachusetts, Minnesota, Nevada, New Jersey, North Carolina, Rhode Island, Texas, Virginia, and Wisconsin. These laws generally require that gun owners must take steps to prevent children from gaining access or otherwise using firearms. Many of these states, including Florida, Illinois, and Massachusetts, provide that the law does not apply to an owner who has secured the firearm with an adequate trigger locking mechanism. Many states, including Florida, Minnesota, Texas and Massachusetts, require gun dealers to post or otherwise provide gun purchasers with a written warning about that state's child prevention access law. Connecticut and Massachusetts laws go as far as to require gun dealers to sell trigger locks with each gun purchase.

    State governments appear to be taking the lead on instituting gun safety laws. On April 3, 2000, both Maryland and Massachusetts implemented mandates requiring, among other things, gun safety locks on all new handguns sold in the state. Beginning October 1, 2000, Maryland will require all new handguns sold in the state to have separate trigger locks. After January 1, 2003, Maryland will require all new handguns sold in the state to include built-in trigger locking devices. The Massachusetts gun safety regulations were imposed by the state's attorney general under his office's consumer protection authority. Similar measures have been implemented by the attorneys general of 34 other states, but Massachusetts is the first to enact such a gun safety measure. With the imposition of strict gun safety measures in these states, it is possible that it will be the state governments, rather than the federal government, that imposes the requirements on whether gun owners in individual states will be required to use gun safety devices.

    GUN LOCK REGULATION

    As part of the call for increased firearm safety, our own industry may face regulation at the state or federal level. There is no way to determine what form, if any, gun lock legislation may take and whether the Speed Release Gun Lock would comply with any future rules, regulations, or specifications which might apply to our product. If the Speed Release Gun Lock does not meet with regulatory approval, it might mean we would have to modify our product so that it meets such future specifications. It is impossible to predict what these kinds of mandated modifications might cost, whether any changes in the Speed Release Gun Lock will affect our patent, and whether it would be possible to modify our product to meet future requirements. For example, legislation requiring all guns to include a safety lock that is built into the gun will make our product less necessary. Even with legislation requiring that gun locks be built into firearms, however, there remains the tens of millions of guns without such devices, which will be able to use the Speed Release Gun Lock.

    INDUSTRY SELF REGULATION.

    Aside from legislative action, firearm manufacturers may initiate self-regulatory measures in an attempt to prevent direct state or federal regulation or other legal action. Firearm manufacturer Smith and Wesson, for example, agreed on March 17, 2000 to install child trigger locks in its new guns as part of a settlement agreement designed to prevent litigation initiated by thirty cities and states, and possibly the federal government. Smith and Wesson also agreed to develop smart-gun technology as part of this settlement. Such self-regulatory measures, the manufacture of new guns with "built-in" locks, and industry pressure to develop so-called "smart-gun technology" may have an impact on the demand for the Speed Release Gun Lock.

EMPLOYEES

    At May 2000, we had four full-time employees. We consider our relations with our employees to be good.

PROPERTIES

    We lease approximately 3,000 square feet of space in Dallas, Texas from Public Industrial Property Co., Inc. under a one year lease agreement that commenced on May 1, 2000. Our monthly rental payments under this lease are $1,575. We believe this property is in generally good condition and is suitable to carry on our business. We also believe that, if required, suitable alternative or additional space will be available to use on commercially reasonable terms.

LEGAL PROCEEDINGS

    In the normal course of business, we may be subject to litigation. At present, there is no legal proceeding pending against us.

                                 OUR MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The following individuals are our current directors and executive officers:

NAME                          AGE                          POSITION
----                        --------                       --------
Steve Bedowitz............     57      President, Secretary and Treasurer, and Director

Jan Zabcik................     41      Chief Financial Officer

    STEVE BEDOWITZ--Steve Bedowitz founded and served as President of AMRE, Inc., a New York Stock Exchange company engaged in the home remodeling business, from 1981 until his retirement in 1991. Mr. Bedowitz founded Speed Release in 1996. He has served as Chairman of the Board, Chief Executive Officer and Secretary of Speed Release since 1996 and became President in 1997. For at least the last five years, Mr. Bedowitz's principal occupation has been managing his private investments.

    JAN ZABCIK--Ms. Zabcik has served as our Chief Financial Officer, since April 2000. From January 1999 until April 2000, Ms. Zabcik was self-employed as a certified public accountant. From 1996 through 1998, she served as Tax Director for Lumen Technologies, Inc. From October 1992 through December 1995, she was employed by Banctec, Inc. as a Tax Manager.

EXECUTIVE COMPENSATION

    SUMMARY COMPENSATION. The following table provides compensation information for our chief executive officer. We had no executive officer whose total annual salary and bonus exceeded $100,000 during the last three years. We will use the term "named executive officer" to refer to Mr. Bedowitz later in this prospectus.

                           SUMMARY COMPENSATION TABLE

                                                ANNUAL COMPENSATION
                                           ------------------------------    ALL OTHER
                                             YEAR      SALARY     BONUS     COMPENSATION
                                           --------   --------   --------   ------------
Steve Bedowitz...........................    1999     $96,000      $ --         $ --
                                             1998          --        --           --
                                             1997          --        --           --

    In accordance with the rules of the SEC, other compensation in the form of perquisites and other personal benefits has been omitted for the named executive officers whenever the aggregate amount of these perquisites and other personal benefits was less than the lesser of $50,000 or 10% of the total of annual salary and bonuses for each of the named executive officers each of 1997, 1998, and 1999.

    STOCK OPTIONS GRANTED. On April 17, 2000, the following stock options were granted to our executive officers: Steve Bedowitz was granted an option to purchase 500,000 shares of common stock at a purchase price of $1.50 per share. These options will vest on October 17, 2000 and expire on April 17, 2010. Jan Zabcik was granted a total of 150,000 options, all of which will vest on October 17, 2000 and expire on April 17, 2010. One-half of these options can be exercised at a purchase price of $1.00 per share, and the other one-half can be exercised at a purchase price of $1.50 per share.

BOARD OF DIRECTORS

    CLASSIFIED BOARD. We currently have one director. We plan to expand this number to at least three within the next three months, at which time our Certificate of Incorporation provides that our board will be divided into three classes: Class A, whose term will expire at the annual meeting of the shareholders to be held in 2001, Class B, whose term will expire at the annual meeting of the shareholders to be held in 2002, and Class C, whose term will expire at the annual meeting of the shareholders to be held in 2003.

The successors to directors whose term will expire will be elected to serve from the time of election and qualification until the third annual meeting following election or until that director's earlier resignation or removal. This classification of the board of directors may have the effect of delaying or preventing changes of control or management.

COMPENSATION OF DIRECTORS

    Our directors do not currently receive directors' fees. Directors are reimbursed for their reasonable out-of-pocket travel expenditures. Directors are eligible to participate in our 2000 Omnibus Stock Option Plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Our board of directors fixes the compensation we pay to our executive officers. Currently, Mr. Steve Bedowitz is our sole director. We have no compensation committee interlocks or insider participation.

EMPLOYMENT AGREEMENT

    On April 18, 2000, we entered into an Employment Agreement with Steve Bedowitz to serve as our President. The agreement is effective through April 17, 2003, and will automatically renew for successive one year periods unless either Mr. Bedowitz or we give notice of termination 60 days prior to the expiration of the agreement. Under the agreement, Mr. Bedowitz receives an annual base salary of $100,000 for 2000, which will be raised to $115,000 and $130,000 for 2001 and 2002, respectively. He is also entitled to an annual bonus to be payable, if at all, in such amounts as the Board of Directors shall establish in its sole discretion. Pursuant to the Employment Agreement, Mr. Bedowitz may be terminated by us at any time for "cause," as defined in the agreement. In the event
Mr. Bedowitz is terminated "without cause" or leaves Speed Release for "good reason," each as defined in the agreement, then Mr. Bedowitz will receive a severance payment equal to the lesser of his salary for the remainder of his term of employment or two years. If Mr. Bedowitz is terminated without cause or with good reason within one year of a "change in control," then Mr. Bedowitz will receive a severance package equal to two years of his salary at the time of his termination.

2000 OMNIBUS SECURITIES PLAN

    Effective April 17, 2000, we adopted a 2000 Omnibus Securities Plan that permits us to issue up to 1,500,000 options to purchase our common stock to key employees, officers, directors, and consultants of us and our affiliates at an exercise price equal to no less than the fair market value of our common stock as of the date of grant. This plan will be administered by our Board or a Stock Plan Committee appointed by the Board.

                      CERTAIN TRANSACTIONS WITH MANAGEMENT

    We have adopted a policy requiring that any material transactions between us and others affiliated with our officers, directors or principal stockholders be on terms no less favorable to us than reasonably could have been obtained in arm's-length transactions with independent third parties.

    On April 18, 2000 we signed a Convertible Promissory Note in favor of Steve Bedowitz, our president and principal stockholder, in the amount of $1,134,763. The note memorializes our outstanding balance due to Mr. Bedowitz for loans made to us from inception through April 18, 2000, is payable on demand, bears interest at the rate of 10%, and is convertible at the option of the holder, in whole or in part, into shares of our common stock, at a price of $1.50 per share. On January 1, 1998, Mr. Bedowitz forgave $925,000 of the total amount he had advanced to us as of that date, which is reflected as a capital contribution in the financial statements which are included with this prospectus. On
November 5, 1999, Mr. Bedowitz received 5,400,000 shares of our common stock in exchange for the cancellation of $900,000 of the indebtedness we owed to him.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth information with respect to the beneficial ownership of our common stock as of December 31, 2000, and as adjusted to reflect the sale of the minimum and maximum number of shares of common stock offered by this prospectus and the distribution by TTI to its stockholders, by:

    - each of our named executive officers and directors;

    - all of our executive officers and directors as a group; and

    - each person, or group of affiliated persons, known to us to own beneficially more than 5% of our common stock.

    Unless otherwise noted in the footnotes to the table and subject to community property laws where applicable, the following individuals have sole voting and investment control with respect to the shares beneficially owned by them. The address of each executive officer and director is c/o Speed Release Lock Company, 2603 Southwell, Suite 103, Dallas, Texas 75229.

    We have calculated the percentages of shares beneficially owned based on 10,000,080 shares of common stock outstanding before this offering, 11,000,080 shares of common stock outstanding after the Minimum Offering and 13,000,080 shares of common stock outstanding after the Maximum Offering. An asterisk indicates ownership of less than one percent.

                                                                         PERCENTAGE OF OWNERSHIP
                                                                ------------------------------------------
                                                  NUMBER OF                     AFTER THE      AFTER THE
                                                    SHARES       BEFORE THE      MINIMUM        MAXIMUM
                                                 BENEFICIALLY   OFFERING AND   OFFERING AND   OFFERING AND
PERSON OR GROUP                                     OWNED       DISTRIBUTION   DISTRIBUTION   DISTRIBUTION
---------------                                  ------------   ------------   ------------   ------------
NAMED EXECUTIVE OFFICERS AND DIRECTORS:
  Steve Bedowitz...............................   8,100,000         81.0%          77.1%          62.3%
  Jan Zabcik...................................          --           --             --             --
  All executive officers and directors as a
    group (2 persons)

BENEFICIAL OWNERS OF 5% OR MORE OF OUR
  OUTSTANDING COMMON STOCK:
  TTI Industries, Incorporated.................   1,000,080         10.0%         *              *
  Jeffrey A. Cady..............................     792,000          7.9%           7.5%           6.1%

                           DESCRIPTION OF SECURITIES

    Our authorized capital stock consists of 25,000,000 shares of common stock, par value $.001 per share, of which 10,000,080 shares are currently outstanding, and 10,000,000 shares of preferred stock, par value $.01 per share, of which there are no shares currently outstanding. If the Minimum Offering is completed, we will have 11,000,080 shares of common stock, and no shares of preferred stock, issued and outstanding. If the Maximum Offering is completed, we will have 13,000,080 shares of common stock, and no shares of preferred stock, issued and outstanding.

COMMON STOCK

    The holders of common stock are entitled to one vote per share on all matters voted on by the stockholders, including the election of directors. Except as otherwise required by law or provided in any resolution adopted by the Board of Directors with respect to any series of preferred stock, the holders of common stock exclusively possess all voting power. The holders of common stock are entitled to such dividends as may be declared from time to time by the Board of Directors from funds available for distribution to such holders. No holder of common stock has any preemptive right to subscribe to any kind or class of our securities or any cumulative voting rights. The shares of common stock to be issued and sold in this offering will be duly authorized, validly issued, fully paid and nonassessable.

PREFERRED STOCK

    We are authorized to issue 10,000,000 shares of preferred stock. The Board of Directors has the authority to issue the preferred stock in one or more series and to determine the powers, preferences and rights and the qualifications, limitations or restrictions granted to or imposed upon any wholly unissued series of undesignated preferred stock and to fix the number of shares constituting any series and the designation of such series, without any further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock. At present, we have no plans to issue any shares of preferred stock.

ANTI-TAKEOVER PROVISIONS OF DELAWARE LAW AND CERTAIN PROVISIONS OF OUR
  CERTIFICATE OF INCORPORATION AND BYLAWS

    We are subject to the provisions of Section 203 of the Delaware General Corporation Law ("DGCL"). In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date that the person became an interested stockholder unless

    - the business combination or the transaction by which such stockholder became an "interested stockholder" was approved by the Board of Directors prior to such time;

    - upon consummation of the transaction that resulted in the stockholder becoming an "interested stockholder," the "interested stockholder" owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding for purposes of determining the number of shares outstanding those shares owned by (a) persons who are directors and also officers and (b) certain employee stock ownership plans); or

    - on or subsequent to such time the "business combination" is approved by the Board of Directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the "interested stockholder."

    A "business combination" includes mergers, asset sales and other transactions resulting in financial benefit to a stockholder. In general, an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years did own) 15% or more of a corporation's outstanding voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts involving the Company and, accordingly, may discourage attempts to acquire the Company.

    In addition, certain provisions of our Certificate of Incorporation and Bylaws summarized in the following paragraphs may be deemed to have an anti-takeover effect and may delay, defer or prevent an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or other transaction that a stockholder might consider in his or her best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

    CLASSIFIED BOARD OF DIRECTORS. Our Certificate of Incorporation provides for the Board of Directors to be divided into three classes of directors serving three year staggered terms. As a result, approximately one-third of the Board of Directors will be elected each year. Moreover, under the DGCL, in the case of a corporation having a classified board, stockholders may remove a director only for cause. This provision, when coupled with the provision of the Bylaws authorizing the Board of Directors to fill vacant directorships, may preclude a stockholder from removing incumbent directors without cause and simultaneously gaining control of the Board of Directors by filling such vacancies with his, her or its own nominees.

    SPECIAL MEETINGS OF STOCKHOLDERS. Our Bylaws provide that special meetings of our stockholders may be called only by the Board of Directors, or the Executive Committee of the Board of Directors, if any, or the Chief Executive Officer. This provision will make it more difficult for stockholders to take actions opposed by the Board of Directors.

    STOCKHOLDER ACTION BY WRITTEN CONSENT. Our Certificate of Incorporation provides that no action required or permitted to be taken at any annual or special meeting of our stockholders may be taken without a meeting, and the power of our stockholders to consent in writing, without a meeting, to the taking of any action is specifically denied. This provision requires that all stockholder action take place at a meeting of stockholders.

    ADVANCE NOTICE REQUIREMENTS FOR STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS. The Bylaws provide that stockholders seeking to bring business before an annual meeting of the stockholders, or to nominate candidates for election as directors at an annual or special meeting of the stockholders, must provide timely notice thereof in writing. To be timely, a stockholder's notice must be delivered or mailed and received at our principal executive offices no later than 30 days prior to the meeting. In the event, however, that less than 40 days notice or prior public disclosure of the date of the meeting is given and made to the stockholders, notice by the stockholder must be received no later than the close of business on the tenth day following the earlier of the day on which such notice of the date of the meeting was mailed or such public disclosure was made in order to be timely. The Bylaws specify certain requirements for a stockholder's notice to be in proper form. These provisions may preclude some stockholders from bringing matters before the stockholders at an annual or special meeting or from making nominations for directors at an annual or special meeting.

    WE BELIEVE THE FOREGOING PROVISIONS ARE NECESSARY TO ATTRACT AND RETAIN QUALIFIED PERSONS AS DIRECTORS AND OFFICERS.

                     PLAN OF DISTRIBUTION OF OFFERED SHARES

    The Shares offered in the Offering will be sold exclusively by officers and directors of the Company. The Company will not pay any sales commissions or other fees to any officers or directors who sell any Shares, or to any other person in connection with the Offering. Officers and directors will be reimbursed for actual expenses incurred by them in connection with the Offering. No finder, broker, salesman or securities dealer will be utilized in making this Offering.

    The Offering is conditioned upon the sale of a minimum of 1,000,000 shares. All funds received for the purchase of the Shares will be promptly deposited with Chase Bank of Texas, N.A., as escrow agent. If the minimum 1,000,000 Shares are not sold within 180 days from the commencement of this Offering, this Offering will automatically terminate and all of the funds in escrow will be promptly refunded to the subscribers in full, with interest and without deduction. Until such time as the funds have been released from escrow and the certificates delivered to the purchasers thereof, the purchasers will be deemed subscribers only and not stockholders.

    Following the sale of at least 1,000,000 Shares, we may close on the sale of such shares and continue offering the balance of the Shares through the end of the offering period. The escrow agent will confirm that 1,000,000 shares have been sold and cash or cleared funds received in full payment for the purchase of the Shares before releasing the funds from escrow.

    The Company will review each subscription and notify each prospective investor of whether his or her subscription has been accepted or rejected. The Company may, in its sole discretion, refuse to accept any subscription tendered in connection with this Offering. Subscription funds received from prospective investors whose subscriptions are not accepted by the Company will be promptly returned to such subscribers, with interest. In the event the Offering is oversubscribed, the Company will, in its discretion, allot a lesser number of Shares than are subscribed by any method that it deems proper. Subscriptions will only be accepted for full Shares, and no fractional shares will be issued.

    Prior to the offering and distribution made hereby, there has been no public market for our common stock. Accordingly, the initial public offering price has been determined by us and is not necessarily related to our asset value, net worth, or other criteria of value. The factors considered in determining the offering price included an evaluation by management of the history of and prospects for the industry in which we compete and our prospects for earnings. Factors such as our financial results, announcements of developments related to our business, and the introduction of products and product enhancements by us or our competitors may have a significant impact on the market price of our securities.

    A regular trading market for our common stock may not develop after this offering and, if developed, it may not be sustained. The market price for our securities following this offering may be highly volatile, as has been the case with the securities of other small capitalization companies. The "penny stock" regulations adopted by the Securities and Exchange Commission may place limitations on brokers seeking to trade in our stock and further hinder the development of a regular trading market in our stock.

    We expect to register this offering in a limited number of states, which may make it difficult or impossible for you to resell your shares of our common stock in certain states in which this offering is not registered.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Prior to this offering and this distribution, there has been no public market for our common stock. We cannot provide any assurances that a significant public market for the common stock will develop or be sustained after this offering and this distribution. Future sales of substantial amounts of our common stock in the public market, or the possibility of such sales occurring, could adversely affect prevailing market prices for our common stock or our future ability to raise capital through an offering of equity securities.

    Upon completion of this offering, we will have outstanding 13,000,080 shares of common stock if the Maximum Offering is sold and 11,000,080 shares of common stock if the Minimum Offering is sold. Of these shares, the shares to be sold in this offering will be freely tradable in the public market without restriction under the Securities Act, except for any of such shares that are purchased by our "affiliates," as that term is defined in Rule 144 under the Securities Act. In addition, the approximately 1,000,080 shares covered by the distribution will be freely tradable, except for any such shares distributed to our affiliates, although prior to the distribution these were restricted shares. Thus a total of approximately 4,000,080 and 2,000,080 shares of our common stock will be freely tradable if the Maximum Offering or Minimum Offering, respectively, is sold.

    The remaining 9,000,000 shares outstanding upon completion of this offering will be "restricted securities" as that term is defined under Rule 144. We issued and sold these restricted securities in private transactions in reliance on exemptions from registration under the Securities Act. Generally, restricted securities may be sold in the public market only if they are registered or if the requirements of Rule 144, as summarized below, are complied with.

    In general, under Rule 144, as in effect at the closing of this offering, beginning 90 days after the date of this prospectus, a person (or persons whose shares of common stock are aggregated) who has beneficially owned restricted securities for at least one year would be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of (1) 1% of the then-outstanding shares of common stock or (2) the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale and notice requirements and to the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been our affiliate at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

                                 LEGAL MATTERS

    The validity of the shares of common stock offered in this offering will be passed upon for us by Arter & Hadden LLP, Dallas, Texas.

                                    EXPERTS

    Our financial statements as of and for the years ended December 31, 1999, 1998, and 1997, and for the period from inception (August 29, 1996) through December 31, 1999, appearing in this prospectus and registration statement have been audited by Davis, Kinard & Co., P.C., independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

    We have filed with the SEC a registration statement on Form S-1. It includes exhibits and schedules. This prospectus is part of the registration statement. It does not contain all of the information that is in the registration statement. The registration statement contains more information about our company and our common stock. Statements contained in this prospectus concerning the provisions of documents filed as exhibits to the registration statement are necessarily summaries of these documents. Each of these statements is qualified in its entirety by reference to the copy of the applicable document filed with the SEC. You may read and copy all or any portion of the registration statement at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room's operations. The registration statement is also available to you on the SEC's Internet site (www.sec.gov). We intend to provide our stockholders with annual reports containing financial statements audited by our independent accountants and quarterly reports containing unaudited financial statements for the first three quarters of each fiscal year.

                         INDEX TO FINANCIAL STATEMENTS

                                                                PAGE
                                                              --------
Report of Independent Accountants...........................    F-2
Balance Sheets..............................................    F-3
  At December 31, 1999 and 1998
Statements of Operations....................................    F-4
  For the years ended December 31, 1999, 1998 and 1997
  For the period from Inception (August 29, 1996) through
    December 31, 1999
Statements of Shareholders' Equity..........................    F-6
  For the years ended December 31, 1999, 1998, and 1997
  For the period from Inception (August 29, 1996) through
    December 31, 1999
Statements of Cash Flows....................................    F-7
  For the years ended December 31, 1999, 1998, and 1997
  For the period from Inception (August 29, 1996) through
    December 31, 1999
Notes to Financial Statements...............................    F-8

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders of SPEED RELEASE LOCK COMPANY
A Development Stage Company

We have audited the accompanying balance sheets of SPEED RELEASE LOCK COMPANY, a development stage company, as of December 31, 1999 and 1998, and the related statements of operations, comprehensive income, shareholders' equity and cash flows for the years ended December 31, 1999, 1998 and 1997, and cumulative from inception (August 29, 1996) to December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SPEED RELEASE LOCK COMPANY, a development stage company, at December 31, 1999 and 1998, and the results of its operations and its cash flows for the years ended December 31, 1999, 1998 and 1997, and cumulative from inception (August 29, 1996) to December 31, 1999 in conformity with generally accepted accounting principles.

                                          DAVIS, KINARD & CO., P.C.

Abilene, Texas
March 7, 2000

                           SPEED RELEASE LOCK COMPANY

                          A DEVELOPMENT STAGE COMPANY

                                 BALANCE SHEETS

                           DECEMBER 31, 1999 AND 1998

                                                                 1999         1998
                                                              ----------   ----------
                                       ASSETS

Current assets
  Cash and cash equivalents.................................  $    1,878   $      935
  Accounts receivable.......................................       5,151       20,599
  Inventories...............................................      73,271      231,080
  Securities available-for-sale.............................     503,523           --
                                                              ----------   ----------
    Total current assets....................................     583,823      252,614
Property, plant and equipment
  At cost, net of accumulated depreciation and
    amortization............................................      47,563       42,147
Other assets
  Patent....................................................      59,611       64,542
  Deposits..................................................       7,901       19,511
  Employee advances.........................................          --       11,693
                                                              ----------   ----------
    Total other assets......................................      67,512       95,746
                                                              ----------   ----------
Total assets................................................  $  698,898   $  390,507
                                                              ==========   ==========

                        LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
  Accounts payable..........................................  $   61,666   $   45,254
  Accrued interest payable..................................     237,200      106,867
  Accrued expenses..........................................     108,755        4,676
  Deferred tax liability....................................     142,741           --
  Note payable--shareholder.................................     742,479    1,096,000
  Current maturities of obligations under capital lease.....       6,845        9,535
  Current maturities of long term debt......................     310,000      310,000
                                                              ----------   ----------
    Total current liabilities...............................   1,609,686    1,572,332
Long term liabilities
  Obligations under capital lease, net of current
    maturities..............................................       1,697       10,093
  Long term debt, net of current maturities.................         833          833
                                                              ----------   ----------
    Total long term liabilities.............................       2,530       10,926
Shareholders' equity
  Common stock, $0.01 par value; 100,000 shares authorized:
    shares issued and outstanding--27,778 in 1999, 10,000 in
    1998....................................................         278          100
  Paid in capital in excess of par value....................   1,918,419      934,900
  Deficit accumulated during the development stage..........  (3,109,100)  (2,127,751)
  Net unrealized appreciation on available-for-sale
    securities, net of deferred income tax of $142,741......     277,085           --
                                                              ----------   ----------
    Total shareholders' equity..............................    (913,318)  (1,192,751)
                                                              ----------   ----------
Total liabilities and shareholders' equity..................  $  698,898   $  390,507
                                                              ==========   ==========

        The accompanying notes are an integral part of these statements.

                           SPEED RELEASE LOCK COMPANY

                          A DEVELOPMENT STAGE COMPANY

                            STATEMENTS OF OPERATIONS

                 YEARS ENDED DECEMBER 31, 1999, 1998, 1997 AND
                 CUMULATIVE FROM INCEPTION 8/29/96 TO 12/31/99

                                                                                       CUMULATIVE
                                                                                     FROM INCEPTION
                                                                                       8/29/96 TO
                                                 1999        1998         1997          12/31/99
                                               ---------   ---------   -----------   --------------
Net sales....................................  $ 175,027   $ 217,634   $    87,192    $   479,853
Cost of sales................................    215,769     203,405        73,139        492,313
                                               ---------   ---------   -----------    -----------
Gross profit on sales........................    (40,742)     14,229        14,053        (12,460)
General and administrative expense...........    787,107     602,841     1,228,244      2,713,650
                                               ---------   ---------   -----------    -----------
Operating loss...............................   (827,849)   (588,612)   (1,214,191)    (2,726,110)
Other income (expense)
  Interest expense...........................   (154,027)   (111,906)     (120,818)      (386,751)
  Miscellaneous..............................        527       3,159            75          3,761
                                               ---------   ---------   -----------    -----------
    Total other income (expense).............   (153,500)   (108,747)     (120,743)      (382,990)
                                               ---------   ---------   -----------    -----------
Loss before income tax.......................   (981,349)   (697,359)   (1,334,934)    (3,109,100)
                                               ---------   ---------   -----------    -----------
  Income tax expense.........................         --          --            --             --
                                               ---------   ---------   -----------    -----------
Net loss.....................................  $(981,349)  $(697,359)  $(1,334,934)   $(3,109,100)
                                               =========   =========   ===========    ===========
Net loss per share...........................  $     (65)  $     (70)  $      (133)   $      (270)
                                               =========   =========   ===========    ===========

        The accompanying notes are an integral part of these statements.

                           SPEED RELEASE LOCK COMPANY

                          A DEVELOPMENT STAGE COMPANY

                       STATEMENTS OF COMPREHENSIVE INCOME

                 YEARS ENDED DECEMBER 31, 1999, 1998, 1997 AND

                 CUMULATIVE FROM INCEPTION 8/29/96 TO 12/31/99

                                                                                      CUMULATIVE
                                                                                         FROM
                                                                                       INCEPTION
                                                                                      8/29/96 TO
                                                  1999        1998         1997        12/31/99
                                                ---------   ---------   -----------   -----------
Net loss......................................  $(981,349)  $(697,359)  $(1,334,934)  $(3,109,100)
  OTHER ITEMS OF COMPREHENSIVE INCOME
    Change in unrealized appreciation on
      securities available-for-sale, before
      tax.....................................    134,344          --            --       134,344
    Reclassification adjustment for realized
      gains on securities included in net
      loss....................................         --          --            --            --
                                                ---------   ---------   -----------   -----------
      Total other items of comprehensive
        income................................    134,344          --            --       134,344
                                                ---------   ---------   -----------   -----------
COMPREHENSIVE LOSS BEFORE TAX.................   (847,005)   (697,359)   (1,334,934)   (2,974,756)
  Income tax benefit related to other items of
    comprehensive loss........................    142,741          --            --       142,741
                                                ---------   ---------   -----------   -----------
COMPREHENSIVE LOSS............................  $(704,264)  $(697,359)  $(1,334,934)  $(2,832,015)
                                                =========   =========   ===========   ===========

        The accompanying notes are an integral part of these statements.

                           SPEED RELEASE LOCK COMPANY

                          A DEVELOPMENT STAGE COMPANY

                       STATEMENTS OF SHAREHOLDERS' EQUITY

                 YEARS ENDED DECEMBER 31, 1999, 1998, 1997 AND

                 CUMULATIVE FROM INCEPTION 8/29/96 TO 12/31/99

                                                                         DEFICIT
                                                           PAID IN     ACCUMULATED   NET UNREALIZED
                                       COMMON STOCK       CAPITAL IN   DURING THE    APPRECIATION ON       TOTAL
                                    -------------------   EXCESS OF    DEVELOPMENT   AVAILABLE-FOR-    SHAREHOLDERS'
                                     SHARES     AMOUNT    PAR VALUE       STAGE      SALE SECURITIES      EQUITY
                                    --------   --------   ----------   -----------   ---------------   -------------
INITIAL CAPITALIZATION OF THE
  COMPANY (8/29/96) $0.01 PAR
  VALUE;..........................   10,000      $100     $    9,900   $        --      $     --        $    10,000
Net loss..........................       --        --             --       (95,458)           --            (95,458)
                                     ------      ----     ----------   -----------      --------        -----------
BALANCE AT DECEMBER 31, 1996......   10,000       100          9,900       (95,458)           --            (85,458)
Net loss..........................       --        --             --    (1,334,934)           --         (1,334,934)
                                     ------      ----     ----------   -----------      --------        -----------
Balance at December 31, 1997......   10,000       100          9,900    (1,430,392)           --         (1,420,392)
Capital contribution..............       --        --        925,000            --            --            925,000
Net loss..........................       --        --             --      (697,359)           --           (697,359)
                                     ------      ----     ----------   -----------      --------        -----------
BALANCE AT DECEMBER 31, 1998......   10,000       100        934,900    (2,127,751)           --         (1,192,751)
Issuance of common stock..........    2,778        28         83,669            --            --             83,697
Capital contribution..............   15,000       150        899,850            --            --            900,000
Net loss..........................       --        --             --      (981,349)           --           (981,349)
Net changes in unrealized
  appreciation on
  available-for-sale securities,
  net of taxes of $142,741........       --        --             --            --       277,085            277,085
                                     ------      ----     ----------   -----------      --------        -----------
BALANCE AT DECEMBER 31, 1999......   27,778      $278     $1,918,419   $(3,109,100)     $277,085        $  (913,318)
                                     ======      ====     ==========   ===========      ========        ===========

        The accompanying notes are an integral part of these statements.

                           SPEED RELEASE LOCK COMPANY

                          A DEVELOPMENT STAGE COMPANY

                            STATEMENTS OF CASH FLOWS

                 YEARS ENDED DECEMBER 31, 1999, 1998, 1997 AND

                 CUMULATIVE FROM INCEPTION 8/29/96 TO 12/31/99

                                                                                      CUMULATIVE
                                                                                         FROM
                                                                                       INCEPTION
                                                                                      8/29/96 TO
                                                  1999        1998         1997        12/31/99
                                                ---------   ---------   -----------   -----------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss....................................  $(981,349)  $(697,359)  $(1,334,934)  $(3,109,100)
  Adjustments to reconcile net loss to net
    cash provided by operating activities
      Depreciation and amortization...........     26,733      23,876        24,704        75,791
      Loss on sale or disposition of assets...      2,921      14,062            --        16,983
      Decrease (increase) in accounts
        receivable............................     15,448      (8,173)      (12,426)       (5,151)
      Decrease (increase) in inventories......    157,809      21,799      (252,879)      (73,271)
      Decrease (increase) in other assets.....      7,603     (30,607)      (10,241)      (97,570)
      Increase in accounts payable............     16,412       1,374        43,880        61,666
      Increase in accrued interest payable....    130,333      82,138        24,729       237,200
      Increase in accrued expenses............    104,079       4,676       (13,524)      108,755
                                                ---------   ---------   -----------   -----------
        Total adjustments.....................    461,338     109,145      (195,757)      324,403
                                                ---------   ---------   -----------   -----------
      Net cash used in operating activities...   (520,011)   (588,214)   (1,530,691)   (2,784,697)
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchases of premises and equipment.........    (17,089)       (536)      (51,996)      (79,177)
  Proceeds from sale of assets................      2,650          --            --         2,650
                                                ---------   ---------   -----------   -----------
      Net cash used in investing activities...    (14,439)       (536)      (51,996)      (76,527)
CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from shareholder note..............    764,844     556,000     1,275,000     2,785,844
  Payments to reduce shareholder debt.........   (218,365)         --            --      (218,365)
  Proceeds from the sale of stock.............         --          --            --        10,000
  Payments to reduce capital lease
    obligation................................    (11,086)     (8,753)       (5,371)      (25,210)
  Proceeds from long term debt................     10,000      40,000       290,000       340,000
  Payments to reduce long term debt...........    (10,000)    (10,000)       (9,167)      (29,167)
                                                ---------   ---------   -----------   -----------
      Net cash provided by financing
        activities............................    535,393     577,247     1,550,462     2,863,102
                                                ---------   ---------   -----------   -----------
INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS.................................        943     (11,503)      (32,225)        1,878
  Cash and cash equivalents at beginning of
    year......................................        935      12,438        44,663            --
                                                ---------   ---------   -----------   -----------
CASH AND CASH EQUIVALENTS AT END OF YEAR......  $   1,878   $     935   $    12,438   $     1,878
                                                =========   =========   ===========   ===========
Supplemental cash flow information
  Interest paid...............................  $  23,694   $  26,884   $    77,121   $   127,699
  Note payable transferred to capital.........    900,000     925,000            --     1,825,000
  Stock exchange..............................     83,697          --            --        83,697
  Equipment acquired by capital lease
    obligation................................         --          --        33,752        33,752

        The accompanying notes are an integral part of these statements.

                           SPEED RELEASE LOCK COMPANY

                          A DEVELOPMENT STAGE COMPANY

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1:  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    A summary of the Company's significant accounting policies consistently applied in the preparation of the accompanying financial statements follows:

    NATURE OF OPERATIONS

    The Company was organized August 29, 1996, for the purpose of acquiring and operating plants and facilities for the assembly and distribution of gun locks. The Company's facility is located in Dallas, Texas.

    ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    CASH EQUIVALENTS

    The Company considers any short-term investment convertible to cash within three months or less with little or no change in the principal amount to be a cash equivalent.

    INVENTORIES

    Inventories consist of raw materials, components, finished goods and packing materials. Inventories are stated at the lower of cost or market.

    ACCOUNTS RECEIVABLE

    Bad debts are accounted for by the allowance method. As of December 31, 1999 and 1998, possible bad debt losses are considered immaterial and no allowance was necessary.

    SECURITIES

    Securities not classified as held to maturity, including equity securities with readily determinable fair values, are classified as "available-for-sale" and recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income.

    Purchases of premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Declines in the fair value of available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

    PATENT

    The Company has secured a patent for its gun lock design. The cost of obtaining the patent is being amortized over its estimated useful life of fifteen years.

                           SPEED RELEASE LOCK COMPANY

                          A DEVELOPMENT STAGE COMPANY

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 1:  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment are reported at historical cost net of accumulated depreciation and amortization. Depreciation on property, plant and equipment is computed using the straight-line method applied with approximate service lives of three to seven years.

    FAIR VALUES OF FINANCIAL INSTRUMENTS

    The Company's financial instruments include cash and cash equivalents, securities available-for-sale, accounts receivable, accounts payable, capital lease obligations, and notes payable. As of December 31, 1999 and 1998, the carrying amounts of the instruments approximate their fair value.

    NET LOSS PER SHARE

    Loss per share of common stock outstanding is computed based on the weighted average number of shares outstanding during 1999, 1998 and 1997 and cumulative from inception (August 29, 1996) to December 31, 1999, of 15,114, 10,000, 10,000
and 11,533, respectively.

    RECENT ACCOUNTING STANDARDS

    In June 1997, SFAS No. 130, REPORTING OF COMPREHENSIVE INCOME, was issued. This statement requires that comprehensive income be reported in the basic financial statements. Comprehensive income refers to the change in equity during a period from transactions and events other than investments by and distributions to owners. The Company adopted SFAS 130 during the first quarter of 1998. The Company's only component of comprehensive income is the unrealized appreciation on securities available-for-sale.

    In June 1997, SFAS No. 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION, was issued. This Statement requires that a public business enterprise report financial and descriptive information about its reportable operating segments. The Company adopted SFAS 131 during the first quarter of 1998. The implementation of this standard did not have any impact on the financial position or disclosures of the Company or results of its operations.

    In June 1998, SFAS No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES was issued. Required adoption of the statement was subsequently deferred by SFAS No. 137 until July 1, 2000. SFAS 133 establishes accounting and reporting standards for derivative instruments embedded in other contracts and for hedging activities. The Company expects to adopt the standard on July 1, 2000, and is not expected to have a significant impact on the financial statements.

                           SPEED RELEASE LOCK COMPANY

                          A DEVELOPMENT STAGE COMPANY

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 2:  INVENTORIES

    A summary of the balances of inventories follows:

                                                             1999       1998
                                                           --------   --------
Raw materials............................................  $    --    $ 31,855
Components...............................................   28,890     141,835
Finished goods...........................................   32,391      35,188
Packing materials........................................   11,990      22,202
                                                           -------    --------
    Total................................................  $73,271    $231,080
                                                           =======    ========

NOTE 3:  SECURITIES

    The amortized cost and fair value of securities, with gross unrealized gains and losses at December 31, 1999, follows:

                                                    GROSS        GROSS
                                      AMORTIZED   UNREALIZED   UNREALIZED     FAIR
                                        COST        GAINS        LOSSES      VALUE
                                      ---------   ----------   ----------   --------
Marketable equity securities........   $83,697     $419,826    $      --    $503,523
                                       -------     --------    ---------    --------
Total securities
  available-for-sale................   $83,697     $419,826    $      --    $503,523
                                       =======     ========    =========    ========

    The securities were acquired pursuant to a stock exchange (see Note 10). For the year ended December 31, 1999, there were no sales of securities available for sale.

NOTE 4:  PROPERTY, PLANT AND EQUIPMENT

    A summary of the cost and accumulated depreciation of premises and equipment follows:

                                                            1999       1998
                                                          --------   --------
Assets under capital lease..............................  $ 21,053   $ 30,337
Machinery and equipment.................................       480        480
Tooling.................................................    23,200         --
Computer equipment and software.........................    40,868     31,279
Office furniture and fixtures...........................    11,457     11,456
                                                          --------   --------
                                                            97,058     73,552
Accumulated depreciation and amortization...............   (49,495)   (31,405)
                                                          --------   --------
    Total...............................................  $ 47,563   $ 42,147
                                                          ========   ========

    Depreciation expense for the years ended December 31, 1999, 1998 and 1997 and from inception to date, was $21,803, $27,491, $20,209 and $69,953, respectively.

                           SPEED RELEASE LOCK COMPANY
                          A DEVELOPMENT STAGE COMPANY

                         NOTES TO FINANCIAL STATEMENTS

NOTE 5:  OBLIGATIONS UNDER CAPITAL LEASES

    The Company initiated a noncancellable lease on telephone equipment effective January 9, 1997. The original lease term was forty-eight months. The lease meets the criteria of a capital lease and has been capitalized with an implicit interest rate of 9.99%. The related asset is included in property and equipment at December 31, 1999 and 1998, in the amount of $21,053 less accumulated amortization of $10,527 and $6,316, respectively.

    The Company initiated a noncancellable lease on a forklift effective
July 1, 1997. The original lease term was thirty-six months. The lease meets the criteria of a capital lease and has been capitalized with an implicit interest rate of 6.00%. The related asset was included in property and equipment at December 31, 1998, in the amount of $9,284 less accumulated amortization of $3,600. The forklift was sold in 1999, the book value at the time of the sale was $5,571, the proceeds from the sale were $2,650, and the related loss on sale was $2,921.

    Minimum future lease obligations on capitalized leases in effect at December 31, 1999, follow:

2000........................................................  $ 7,342
2001........................................................    1,712
                                                              -------
Total minimum lease payments................................    9,054
  Amount representing interest..............................     (512)
                                                              -------
Present value of net minimum lease payments.................    8,542
  Current portion...........................................   (6,845)
                                                              -------
Long-term obligation at December 31, 1999...................  $ 1,697
                                                              =======

NOTE 6:  DEBT

    Debt is summarized as follows:

                                                                1999       1998
                                                              --------   --------
Loan advances under a line of credit payable to a bank
  originally dated October 14, 1997, renewed August 12,
  1999, for $300,000, due February 8, 2000. Interest is at
  6.690%. Principal plus all accrued unpaid interest is due
  to the North Dallas Bank & Trust Co., at maturity. The
  note is secured by a personal CD of Steve Bedowitz........  $300,000   $290,000

Loan advance under a note payable to a bank dated January
  10, 1997 for $40,000, due in monthly installments of $833
  plus interest at the North Dallas Bank & Trust Co. stated
  prime rate, with an initial rate of 9.75%. The note is
  secured by all furniture and equipment....................    10,833     20,833
                                                              --------   --------

    Total long-term debt....................................   310,833    310,833
    Current maturities......................................  (310,000)  (310,000)
                                                              --------   --------
                                                              $    833   $    833
                                                              ========   ========

                           SPEED RELEASE LOCK COMPANY
                          A DEVELOPMENT STAGE COMPANY

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 6:  DEBT (CONTINUED)
    A schedule of future maturities of debt outstanding at December 31, 1999, follows:

2000........................................................  $310,000
2001........................................................       833
                                                              --------
  Total.....................................................  $310,833
                                                              ========

    The Company is also obligated to its president and majority shareholder as described in Note 9.

NOTE 7:  INCOME TAXES

    The Company files a federal income tax return on a calendar-year basis. On January 1, 1999 the Company elected to be taxed as an S-corporation for federal tax purposes and operated under this status through October 5, 1999. On that date, the Company issued shares to a nonqualified shareholder and effectively terminated its S-corporation status (see Note 9). Accordingly, for the period from January 1, 1999 through October 5, 1999, the Company is not liable for corporate federal income taxes since all income and losses are passed through to the shareholders of the Company. As a result, no current or deferred income tax expense is recognized in the Company's financial statements for the referenced period.

    At the time of the S-corporation election, the Company's net operating loss carryforwards were frozen for utilization if and when the S-corporation status was revoked. At October 5, 1999 previous net operating loss carryforwards of approximately $1,125,000 became available to offset future taxable income of the Company. At December 31, 1999, net operating loss carryforwards expiring in the years 2011-2014 of approximately $505,591 are available for federal income tax purposes. Deferred tax assets and liabilities resulting from the future tax benefit of the net operating loss carryforwards and other differences in the financial statement and tax basis of assets and liabilities at December 31, 1999 and 1998, consist of the following:

                                                          1999        1998
                                                        ---------   ---------
Deferred tax assets:
  Net operating loss carryforwards....................  $ 171,901   $ 382,408
  Organization costs..................................     20,320      20,320
                                                        ---------   ---------
                                                          192,221     402,728
Deferred tax liabilities:
  Accrued compensation................................     (7,532)         --
  Property, plant and equipment.......................     (3,564)     (2,134)
  Unrealized gain on investment securities
    available-for-sale................................   (142,741)         --
                                                        ---------   ---------
                                                         (153,837)     (2,134)
                                                        ---------   ---------
Net deferred tax asset................................     38,384     400,594
Valuation allowance...................................   (181,125)   (400,594)
                                                        ---------   ---------
                                                        $(142,741)  $      --
                                                        =========   =========

                           SPEED RELEASE LOCK COMPANY
                          A DEVELOPMENT STAGE COMPANY

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 7:  INCOME TAXES (CONTINUED)
    Income tax expense differs from amounts computed by applying statutory tax rates as follows:

                                    THREE
                                 MONTHS ENDED   YEAR ENDED DECEMBER 31,
                                 DECEMBER 31,   -----------------------   INCEPTION TO
                                     1999          1998         1997          DATE
                                 ------------   ----------   ----------   ------------
Tax benefit at statutory
  rates........................    $(83,472)    $(237,102)   $(453,378)    $(806,898)
Valuation allowance............    (219,469)      (52,784)     453,378       181,625
Permanent differences..........     306,000       314,500           --       620,500
Other..........................      (3,059)      (24,614)          --         4,773
                                   --------     ---------    ---------     ---------
    Income tax expense.........    $     --     $      --    $      --     $      --
                                   ========     =========    =========     =========

    The valuation allowance was established to recognize the uncertainty of realization of the benefit related to net operating loss carryforwards. The following summarizes the changes in the allowance account:

                                                        THREE
                                                     MONTHS ENDED    YEAR ENDED
                                                     DECEMBER 31,   DECEMBER 31,
                                                         1999           1998
                                                     ------------   ------------
Valuation allowance at beginning of period.........    $400,594       $453,378

Decrease in valuation allowance based on
  utilization of net operating loss
  carryforwards....................................    (219,469)       (52,784)
                                                       --------       --------
Valuation allowance at end of period...............    $181,125       $400,594
                                                       ========       ========

NOTE 8:  LEGAL CONTINGENCIES

    Various legal claims also arise from time to time in the normal course of business which, in the opinion of management, will have no material effect on the Company's financial statements.

NOTE 9:  RELATED PARTY TRANSACTIONS

    The Company has a note payable to Steve Bedowitz, its president and majority shareholder. The note is for an undetermined term and bears interest at the rate of 10%. On November 5, 1999 and January 1, 1998, Mr. Bedowitz forgave $900,000 and $925,000, respectively, of the note, which is reflected as capital

                           SPEED RELEASE LOCK COMPANY
                          A DEVELOPMENT STAGE COMPANY

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 9:  RELATED PARTY TRANSACTIONS (CONTINUED)
contributions in the accompanying financial statements. A history of the balance of the note payable--shareholder follows:

October 1996--initial advance...............................  $  190,000
                                                              ----------

  Balance, December 31, 1996................................     190,000

1997 advances...............................................   1,275,000
                                                              ----------

  Balance, December 31, 1997................................   1,465,000

January 1998--forgiveness of debt...........................    (925,000)
1998 advances...............................................     556,000
                                                              ----------

  Balance, December 31, 1998................................   1,096,000

1999 payments...............................................    (218,365)
November 1999--forgiveness of debt..........................    (900,000)
1999 advances...............................................     764,844
                                                              ----------

  Balance, December 31, 1999................................  $  742,479
                                                              ==========

    Interest expense related to the note payable--shareholder included in the accompanying statements of operation is as follows:

1996........................................................  $  1,436
1997........................................................    20,679
1998........................................................    78,685
1999........................................................   128,647

    Accrued interest on the note payable--shareholder amounted to $229,447 and $100,800 at December 31, 1999 and 1998, respectively.

NOTE 10:  STOCK PURCHASE AND EXCHANGE AGREEMENT

    On October 5, 1999, the Company entered into a Stock Purchase and Exchange Agreement with TTI Industries, Inc. (TTI). The Company acquired 9.9% of TTI's Common Stock in exchange for 10% of the Company's Common Stock. The shares of TTI were valued using the trading price at the time of issuance.

    In addition, the Company granted TTI the right, for a period of 180 days, to demand that the Company, at its cost, file a registration statement with the Securities and Exchange Commission, with respect to the Company's shares owned by TTI. TTI exercised its demand registration rights and has requested the Company file a registration statement with respect to such shares. The Company has not filed the registration statement, but it expects to file the statement prior to April 30, 2000.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following is an itemization of all expenses (subject to future contingencies) incurred or to be incurred by the Registrant in connection with the issuance and distribution of the securities being offered:

SEC Registration Fee........................................  $  1,188
Transfer Agent Fee..........................................     5,000
Blue Sky Fees and Expenses..................................    20,000
Accounting Fees and Expenses................................     5,000
Legal Fees and Expenses.....................................   100,000
Printing and Engraving Expenses.............................    50,000
Miscellaneous...............................................    13,812
                                                              --------
  Total.....................................................  $195,000
                                                              ========

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Article XI of the Registrant's Certificate of Incorporation provides that the Company shall indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law ("DGCL").

    Section 145 of the DGCL permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorneys' fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner that they reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. In a derivative action (I.E. one by or in right of the corporation), indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such persons shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnify for such expenses, despite such adjudication or liability.

    Section 102(b)(7) of the DGCL permits a corporation organized under Delaware law to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director subject to certain limitations. Article X of the Registrant's Certificate of Incorporation includes the following provision:

    No director of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director of the Corporation; PROVIDED, HOWEVER, that the foregoing is not intended to eliminate or limit the liability of a director of the Corporation for (i) any breach of a director's duty of loyalty to the Corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) a violation of Section 174 of the Delaware General Corporation Law, or (iv) any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article 10 shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

    The Registrant may purchase and maintain insurance on behalf of any person who is or was a director, officer, fiduciary or agent of the Registrant against any liability asserted against and incurred by such person in any such capacity or arising out of such person's position, whether or not the Registrant would have the power to indemnify against such liability under the provisions of the Certificate of Incorporation or the Bylaws of the Registrant.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

    - In October 1999, Speed Release Lock Company, a Texas corporation, issued 2,778 shares of its common stock to TTI Industries, Incorporated in exchange for 447,576 shares of TTI's common stock.

    - In November 1999, Speed Release Lock Company, a Texas corporation, issued 15,000 shares of its common stock to Steve Bedowitz, its principal stockholder, in exchange for his cancellation of $900,000 of indebtedness owed to him by that company.

    - Speed Release Lock Company, a Delaware corporation, was organized in March 2000, and merged with Speed Release Lock Company, a Texas corporation, in March 2000. As a result of the merger, each share of common stock of Speed Release Lock Company, a Texas corporation, stock was converted into 360 shares of common stock of Speed Release Lock Company, a Delaware corporation, with the result that 10,000,080 shares of common stock of Speed Release Lock Company, a Delaware corporation, were issued to the former shareholders of Speed Release Lock Company, a Texas corporation.

    Each of these issuances was effected in reliance upon the exemption from registration contained in Section 4(2) of the Securities Act of 1933.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits

           EXHIBIT
           NUMBER           DESCRIPTION OF EXHIBIT
    ---------------------   ----------------------
             2.1            Agreement and Plan of Merger, dated March 28, 2000, by and between Speed Release Lock Company, a Texas corporation,
                              and Speed Release Lock Company, a Delaware corporation
             3.1            Certificate of Incorporation
             3.2            Bylaws
             4.1            Specimen Certificate for Shares of Common Stock
             5.1            Opinion of Arter & Hadden LLP*
            10.1            Promissory Note executed by Speed Release Lock Company on
                              February 8, 2000 and held by North Dallas Bank & Trust Co.
            10.2            Lease Agreement between Speed Release Lock Company and
                              Public Industrial Property Co., Inc., dated April 14, 2000
            10.3            Employment Agreement, dated as of April 18, 2000 between
                              Speed Release Lock Company and Steve Bedowitz*
            10.4            Escrow Agreement, dated as of          , 2000, between Speed
                              Release Lock Company and Chase Bank of Texas, N.A., as
                              escrow agent*
            10.5            2000 Omnibus Securities Plan*

           EXHIBIT
           NUMBER           DESCRIPTION OF EXHIBIT
    ---------------------   ----------------------
            10.6            Convertible Promissory Note, dated as of April 18, 2000,
                              between Speed Release Lock Company and Steve Bedowitz*
            23.1            Consent of Arter & Hadden LLP (included in Exhibit 5.1)
            23.2            Consent of Davis, Kinard & Co., P.C.
            24.1            Powers of Attorney (contained on page S-1)
            27.1            Financial Data Schedule

------------------------

    *   To be filed by amendment.

    (b) Financial Statement Schedules

    Schedules have been omitted because the information required to be set forth therein is not applicable or is included elsewhere in the Financial Statements or the notes thereto.

ITEM 17.  UNDERTAKINGS

    The undersigned registrant hereby undertakes:

     1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     4. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission this type of indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against these kind of liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether this type of indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of this issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act, we have reasonable grounds to believe that we meet all of the requirements for filing on Form S-1 and have duly caused this Registration Statement to be signed on our behalf by the undersigned, thereunto duly authorized, in Dallas, Texas, on May 1, 2000.

                                                       SPEED RELEASE LOCK COMPANY

                                                       By:              /s/ STEVE BEDOWITZ
                                                            -----------------------------------------
                                                                          Steve Bedowitz
                                                                            PRESIDENT

                               POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that the undersigned officers and directors of Speed Release Lock Company, a Delaware corporation, which is filing a Registration Statement on Form S-1 with the Securities and Exchange Commission, Washington, D.C. 20549 under the provisions of the Securities Act of 1933, as amended (the "Securities Act"), hereby constitute and appoint Steve Bedowitz and Joel Held, or either of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign such Registration Statement and any or all amendments, including post-effective amendments, to the Registration Statement, including a Prospectus or an amended Prospectus therein and in any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act and all other documents in connection therewith to be filed with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and to each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact as agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons, in the capacities indicated below, on the dates stated.

                      SIGNATURE                                     TITLE                    DATE
                      ---------                                     -----                    ----
                 /s/ STEVE BEDOWITZ
     -------------------------------------------       President and Director            May 1, 2000
                   Steve Bedowitz                        (Principal Executive Officer)

                   /s/ JAN ZABCIK                      Chief Financial Officer
     -------------------------------------------         (Principal Financial and        May 1, 2000
                     Jan Zabcik                          Accounting Officer)

                                 EXHIBIT INDEX

       EXHIBIT
       NUMBER                              DESCRIPTION OF EXHIBIT                       PAGE
---------------------   ------------------------------------------------------------  --------
         2.1            Agreement and Plan of Merger, dated March 28, 2000, by and between Speed Release Lock Company, a Texas corporation,
                          and Speed Release Lock Company, a Delaware corporation

         3.1            Certificate of Incorporation

         3.2            Bylaws

         4.1            Specimen Certificate for Shares of Common Stock

         5.1            Opinion of Arter & Hadden LLP*

        10.1            Promissory Note executed by Speed Release Lock Company on
                          February 8, 2000 and held by North Dallas Bank & Trust Co.

        10.2            Lease Agreement between Speed Release Lock Company and
                          Public Industrial Property Co., Inc., dated April 14, 2000

        10.3            Employment Agreement, dated as of April 18, 2000, between
                          Speed Release Lock Company and Steve Bedowitz*

        10.4            Escrow Agreement, dated as of       , 2000, between Speed
                          Release Lock Company and Chase Bank of Texas, N.A., as
                          escrow agent*

        10.5            2000 Omnibus Securities Plan*

        10.6            Convertible Promissory Note, dated as of April 18, 2000,
                          between Speed Release Lock Company and Steve Bedowitz*

        23.1            Consent of Arter & Hadden LLP (included in Exhibit 5.1)

        23.2            Consent of Davis, Kinard & Co., P.C.

        24.1            Powers of Attorney (contained on page S-1)

        27.1            Financial Data Schedule

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*   To be filed by amendment.